     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000


                                                      REGISTRATION NO. 333-95689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                LIVEPERSON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    7379                                   13-3861628
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                         ------------------------------

                               462 SEVENTH AVENUE
                                   10TH FLOOR
                            NEW YORK, NY 10018-7606
                                 (212) 277-8950
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                               ROBERT P. LOCASCIO
                            CHIEF EXECUTIVE OFFICER
                                LIVEPERSON, INC.
                               462 SEVENTH AVENUE
                                   10TH FLOOR
                            NEW YORK, NY 10018-7606
                                 (212) 277-8950
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                         ------------------------------

                                   Copies to:

         ALEXANDER D. LYNCH, ESQ.                    DEANNA L. KIRKPATRICK, ESQ.
          BRIAN B. MARGOLIS, ESQ.                       DAVIS POLK & WARDWELL
      BROBECK, PHLEGER & HARRISON LLP                   450 LEXINGTON AVENUE
         1633 BROADWAY, 47TH FLOOR                       NEW YORK, NY 10017
            NEW YORK, NY 10019                             (212) 450-4000
              (212) 581-1600

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER          AGGREGATE               AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED (1)            SHARE (2)           OFFERING PRICE (2)     REGISTRATION FEE (3)
Common stock, par value $0.001
  per share......................        4,600,000                 $15.00               $69,000,000               $18,216



(1) Includes 600,000 shares which may be sold pursuant to the underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933.


(3) $15,180 has been previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 10, 2000


PROSPECTUS


                                4,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


    This is an initial public offering of common stock by LivePerson, Inc. LivePerson is selling 4,000,000 shares of common stock. The estimated initial public offering price is between $13.00 and $15.00 per share.


                                 --------------


    Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol LPSN.


                                 --------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial public offering price...............................    $          $
Underwriting discounts and commissions......................    $          $
Proceeds to LivePerson, before expenses.....................    $          $


    LivePerson has granted the underwriters an option for a period of 30 days to purchase up to 600,000 additional shares of our common stock.


                                 --------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.


                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q

                           THOMAS WEISEL PARTNERS LLC

                                                        PAINEWEBBER INCORPORATED

          , 2000

INSIDE FRONT COVER:



--Entire page contains a photograph of an overturned, empty shopping cart in the foreground, occupying most of the lower half of the page. The shopping cart appears alone in a dusty field, with other empty shopping carts in the background. The text on the page is superimposed over the photograph.



--Title text reading: " 2/3 of all online shopping carts are abandoned. *"



--Upper-left quarter of page contains text reading:



       "How can you convert an online shopper into a buyer?" (bold text) "Human interaction." (bold text)



       "LivePerson's clients believe in the value of real-time sales and customer service on the Web. Through an easy-to-use text dialogue window, they can interact with their customers at crucial moments to solve problems and assist in closing sales. And with low upfront costs, we've made it simple to add live customer service to your site."



--Left middle of page contains the LivePerson Web site address:
"www.liveperson.com"



--Right middle of page contains the LivePerson logo



--Bottom right of page includes footnote: "* The Forrester Report: "Making Net Shoppers Loyal" (June 1999)"



LEFT PAGE OF GATEFOLD:



--Upper left of page contains picture of woman typing on a computer, with the following text to the right of the picture:



       "Enabling Live Online Customer Service" (bold text)
       "LivePerson technology changes the way Web site owners communicate with their customers."



--Center and center-right of page contains screen shot of the LivePerson Web site homepage, with screen shot of sample text dialogue window superimposed over homepage, indicating button on homepage which leads to the text dialogue window. The following text is above the screen shots:



       "Real-time Interaction" (bold text)
       "LivePerson enables its clients to interact with their customers on a one-to-one basis, answering questions and solving problems in real time."

RIGHT PAGE OF GATEFOLD:



--Upper left of page contains the following text:



       "LivePerson is an Outsourced Solution" (bold text)
       "  -  LivePerson hosts, upgrades and maintains the service"
       "  -  The LivePerson service is easy to install"
       " - Our clients' information technology resources are free to focus on other priorities"



--Lower half of page contains a Y-shaped schematic of the LivePerson service, with diagrams one and two, two and three, and diagram two and the data collection diagram, respectively, linked by two-way arrows. The description of each diagram is as follows:



--Diagram one is labeled "1. Internet user" and contains an illustration of an Internet user viewing a LivePerson client Web site, with the text dialogue window linked to the LivePerson icon on the client Web page. Underneath the diagram is the following text: "Internet users click on the LivePerson icon"



--Diagram two is labeled "2. LivePerson" and contains an illustration of computers labeled "LivePerson Servers."



--The data collection diagram is a cylinder labeled "LivePerson Data Collection" with the following text alongside it: "Both users and operators are linked through LivePerson's server facilities"



--Diagram three is labeled "3. Operator" and is an illustration of an operator using a computer, with a supervisor standing over the operator. Underneath the diagram is the following text: "Customer service operators chat in real-time with Internet users"

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................      7

Forward-Looking Statements..................................     20

Use of Proceeds.............................................     21

Dividend Policy.............................................     21

Capitalization..............................................     22

Dilution....................................................     24

Selected Financial Data.....................................     26

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     27

Business....................................................     36

Management..................................................     49

Certain Relationships and Related Party Transactions........     61

Principal Stockholders......................................     64

Description of Capital Stock................................     67

Shares Eligible for Future Sale.............................     72

Underwriting................................................     75

Legal Matters...............................................     78

Experts.....................................................     78

Where You Can Find More Information.........................     78

Index to Financial Statements...............................    F-1


    We have applied for federal registration of the marks "Live Person" and "LivePerson Give Your Site a Pulse". "LivePerson" is a common law trademark of ours. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION.

                                   LIVEPERSON


    LivePerson is a leading provider of technology that facilitates real-time sales and customer service for companies doing business on the Internet. We are an Application Service Provider, or ASP, and we offer our proprietary real-time interaction technology as an outsourced service. Our service appears as a LivePerson-branded or custom-created icon on our clients' Web sites. When a customer or other Web visitor clicks on the icon, a pop-up dialogue window appears, enabling our clients to communicate directly with Internet users via text-based chat. Our clients can respond to customer inquiries in real time, and can thereby enhance their customers' online shopping experience. Our technology requires no software or hardware installation by our clients or their customers.



    We believe that our service offers our clients the opportunity to increase sales, reduce customer service costs and increase responsiveness to customer needs and preferences. Because we are an ASP and provide our clients with a service rather than an in-house technology solution, our clients can devote their information technology resources to other priorities. We offer low start-up costs and reasonable ongoing monthly fees. We can implement our LivePerson service immediately following a two-hour training session. Upgrades to the LivePerson service are automatic because they are installed on our servers, without requiring action by either our clients or their customers. We also offer our clients the ability to add capacity whenever requested.



    We currently have more than 450 clients. Our service benefits companies of all sizes doing business on the Internet, including online retailers, online service providers and traditional offline businesses with a Web presence. Our clients include EarthLink, GMAC's ditech.com, Intuit, iQVC, LookSmart, Priceline.com and ShopNow.


    We plan to enhance our current position as a leading provider of real-time sales and customer service technology for companies doing business on the Internet. The key elements of our strategy include:

    - strengthening our market position by significantly expanding our installed client base;

    - adding features and functionality to our live interaction platform to increase the value of our service to our clients and their reliance on its benefits;

    -  continuing to build brand awareness;

    - continuing to develop our technological capabilities by devoting significant resources to network architecture and software design;

    - seeking opportunities to form strategic alliances and make acquisitions where appropriate; and

    -  expanding our international presence.

    Our business was incorporated in the State of Delaware in November 1995 under the name Sybarite Interactive Inc. Prior to November 1998, we generated programming revenue from services primarily related to Web-based community programming and media design. In 1998, we shifted our core business focus to the development of the LivePerson service and phased out our programming and media design business. Following our introduction of the LivePerson service in November 1998, we changed our name in January 1999 to Live Person, Inc., and on March 8, 2000 to LivePerson, Inc. Our principal executive offices are located at 462 Seventh Avenue, 10th Floor, New York, New York 10018-7606. Our telephone number is (212) 277-8950. The address of our Web site is www.liveperson.com. Information contained on our Web site does not constitute part of this prospectus.



RECENT FINANCING



    On January 27, 2000, we completed a private placement of 3,157,895 shares of our series D redeemable convertible preferred stock with an affiliate of, and other entities associated with, Dell Computer Corporation and with NBC Interactive Media, Inc. (a division of NBC) at a purchase price of $5.70 per share. We received net proceeds of approximately $17.9 million from this private placement. Our series D redeemable convertible preferred stock will convert, at a two-for-three ratio, into common stock upon the closing of this offering. The common stock has an assumed value of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                            ------------------------


    Prospective investors should be aware that investing in our common stock involves many risks, which are described more fully in the section "Risk Factors" beginning on page 7. In particular, we face risks including, but not limited to, the facts that:



    - we have an unproven business model and will rely on revenues from the LivePerson service for substantially all of our revenues for the forseeable future;



    - we have a limited operating history related to the LivePerson service and a history of significant losses;



    - we have an accumulated deficit of approximately $7.9 million as of December 31, 1999;



    - we anticipate incurring losses in the foreseeable future which may be substantial; and



    - we operate in an emerging and highly competitive marketplace with relatively low barriers to entry.

                                  THE OFFERING


Common stock offered by LivePerson...........  4,000,000 shares

Common stock to be outstanding after this
  offering...................................  29,323,804 shares

Use of proceeds..............................  General corporate purposes, including working capital, and strategic alliances and
                                               acquisitions, if any.

Proposed Nasdaq National Market symbol.......  LPSN


                            ------------------------


    The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of March 8, 2000 and excludes:



    - 10,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, of which 5,528,970 shares are issuable upon the exercise of stock options outstanding as of March 8, 2000 with a weighted average exercise price of $2.28 per share;



    - 94,500 shares of common stock reserved for issuance upon the exercise of stock options with an exercise price of $1.60 per share granted outside of the predecessor to our 2000 Stock Incentive Plan;



    - 450,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan; and



    - 542,968 shares of common stock issuable upon the exercise of warrants outstanding as of March 8, 2000, with a weighted average exercise price of $1.60 per share.


                            ------------------------

    Unless otherwise indicated, all information in this prospectus:


    - reflects the automatic conversion of all of our outstanding shares of convertible preferred stock, including the series D redeemable convertible preferred stock, at a two-for-three ratio into 17,962,273 shares of our common stock upon the closing of this offering;



    - reflects a three-for-two stock split of shares of our common stock effected on March 8, 2000;


    - assumes the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, each as contemplated to be in effect as of the closing of this offering; and

    -  assumes no exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    THE TABLE BELOW SETS FORTH SUMMARY FINANCIAL INFORMATION FOR THE PERIODS INDICATED. IT IS IMPORTANT THAT YOU READ THIS INFORMATION TOGETHER WITH THE SECTION ENTITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.


                                                                       YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------
                                                             1996         1997         1998         1999
                                                          ----------   ----------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Service revenue.....................................  $       --   $       --   $        1   $       600
    Programming revenue.................................          11          245          378            39
                                                          ----------   ----------   ----------   -----------
    Total revenue.......................................          11          245          379           639
                                                          ----------   ----------   ----------   -----------
  Total operating expenses..............................          42          251          399         8,920
  Loss from operations..................................         (31)          (6)         (20)       (8,281)
  Net loss..............................................         (30)          (6)         (20)       (7,808)
                                                          ==========   ==========   ==========   ===========
  Basic and diluted net loss per share..................  $     0.00   $     0.00   $     0.00   $     (1.10)
                                                          ==========   ==========   ==========   ===========
  Weighted average basic and diluted shares
    outstanding.........................................   7,092,000    7,092,000    7,092,000     7,092,000
                                                          ==========   ==========   ==========   ===========
  Pro forma basic and diluted net loss per share........                                         $     (0.50)
                                                                                                 ===========
  Shares used in pro forma basic and diluted net loss
    per share...........................................                                          15,465,304
                                                                                                 ===========



    Shares used in computing pro forma basic and diluted net loss per share include the shares used in computing basic and diluted net loss per share adjusted for the conversion of our series A convertible preferred stock, series B convertible preferred stock and series C redeemable convertible preferred stock to common stock at a two-for-three ratio as if the conversion occurred at the date of their original issuance.


    The pro forma balance sheet data summarized below give effect to:

    - the receipt of net proceeds of approximately $17.9 million from the sale of our series D redeemable convertible preferred stock on January 27, 2000; and


    - the automatic conversion into common stock of all of our outstanding convertible preferred stock (including our series D redeemable convertible preferred stock) at a two-for-three ratio upon the closing of this offering.



    The pro forma as adjusted balance sheet data summarized below give effect to our receipt of the estimated net proceeds from the sale of the 4,000,000 shares of common stock offered hereby at an assumed initial public offering price of $14.00 per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                          DECEMBER 31, 1999
                                                              -----------------------------------------
                                                                                             PRO FORMA
                                                               ACTUAL       PRO FORMA       AS ADJUSTED
                                                              --------      ----------      -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $14,944        $32,844          $83,924
  Working capital...........................................   13,380         31,280           82,360
  Total assets..............................................   19,289         37,189           88,269
  Redeemable convertible preferred stock....................   18,990             --               --
  Total stockholders' equity (deficit)......................   (2,327)        34,563           85,643

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. AS A RESULT OF THE FOLLOWING RISKS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS


WE HAVE A LIMITED OPERATING HISTORY PROVIDING THE LIVEPERSON SERVICE AND EXPECT
    TO ENCOUNTER DIFFICULTIES FACED BY EARLY STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS.



    We have only a limited operating history providing the LivePerson service upon which to base an evaluation of our current business and future prospects. We began offering the LivePerson service in November 1998; accordingly, the revenue and income potential of our business and the related market are unproven. As a result of our limited operating history as a provider of real-time sales and customer service technology for companies doing business on the Internet, we have only one year of historical financial data relating to the LivePerson service upon which to forecast revenue and results of operations.


    In addition, because this market is relatively new and rapidly evolving, we have limited insight into trends that may emerge and affect our business. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets. These risks include our ability to:

    -  attract more clients and retain existing clients;


    - sell additional operator access accounts (seats), which generate monthly fees, and other services to our existing clients;


    -  effectively market and maintain our brand name;

    -  respond effectively to competitive pressures;

    -  continue to develop and upgrade our technology; and

    -  attract, integrate, retain and motivate qualified personnel.

    If we are unsuccessful in addressing some or all of these risks, our business, financial condition and results of operations would be materially and adversely affected.


OUR ANNUAL REVENUE HAS NEVER EXCEEDED $640,000, WE HAD AN ACCUMULATED DEFICIT OF
    $7.9 MILLION AS OF DECEMBER 31, 1999 AND WE EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.



    We have not achieved profitability and, as we expect to continue to incur significant operating expenses and to make significant capital expenditures, we expect to continue to experience significant losses and negative cash flow for the foreseeable future. We recorded a net loss of $20,000 for the year ended December 31, 1998 (the year in which we commenced offering the LivePerson service) and a net loss of approximately $7.8 million for the year ended December 31, 1999. As of December 31, 1999, our accumulated deficit was approximately $7.9 million. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Failure to achieve or maintain profitability may materially and adversely affect the market price of our common stock.


WE HAVE AN UNPROVEN BUSINESS MODEL AND MAY NOT GENERATE SUFFICIENT REVENUE FOR
    OUR BUSINESS TO SURVIVE.

    Our business model is based on the delivery of real-time sales and customer service technology to companies doing business on the Internet, a largely untested business. Sales and customer service historically have been provided primarily in person or by telephone. Our business model assumes that companies doing business on the Internet will choose to provide sales and customer service via the Internet. Our business model also assumes that many companies will recognize the benefits of an outsourced application, that their customers will choose to engage a customer service representative in a live text-based interaction, that this interaction will maximize sales opportunities and enhance the online shopping experience and that companies will seek to have their online sales and customer service technology provided by us. If any of these assumptions is incorrect, our business may be harmed.


WE EXPECT THAT SUBSTANTIALLY ALL OF OUR REVENUE WILL COME FROM THE LIVEPERSON
    SERVICE FOR THE FORESEEABLE FUTURE AND IF WE ARE NOT SUCCESSFUL IN SELLING THE SERVICE, OUR REVENUE WILL NOT INCREASE AND MAY DECLINE.



    The success of our business currently depends, and for the foreseeable future will continue to substantially depend, on the sale of only one service. Revenue related to the LivePerson service, which will account for substantially all of our revenue for the forseeable future, is comprised of initial non-refundable set-up fees and ongoing monthly fees. Ongoing monthly fees, in turn, result from the sale of seats to new clients and the sale of additional seats to existing clients. We introduced our LivePerson service in November 1998, and we currently have more than 450 clients. We cannot be certain that there will be client demand for our service or that we will be successful in penetrating the market for real-time sales and customer service technology. A decline in the price of, or fluctuation in the demand for, the LivePerson service, is likely to cause our revenue to decline. In addition, if our clients were to reduce the number of seats used or fail to purchase additional seats, our revenue might not increase.


THE SUCCESS OF OUR BUSINESS REQUIRES THAT CLIENTS CONTINUE TO USE THE LIVEPERSON
    SERVICE AND PURCHASE ADDITIONAL SEATS.


    Our LivePerson service agreements typically have no termination date and are terminable upon 30 to 90 days' notice without penalty. If a significant number of our clients, or any one client with a significant number of seats, were to terminate these service agreements, reduce the number of seats purchased or fail to purchase additional seats, our results of operations may be negatively and materially affected. We cannot assure you that we will continue to experience high client retention rates. Our client retention rates may decline as a result of a number of factors, including competition, consolidation in the Internet industry or termination of operations by a significant number of our clients. Dissatisfaction with the nature or quality of our services could also lead clients to terminate our service. We depend on monthly fees from the LivePerson service for substantially all our revenue. If our retention rate declines, our revenue could decline unless we are able to obtain additional clients or alternate revenue sources. Further, because of the historically small number of seats sold in initial orders, we depend on sales to new clients and sales of additional seats to our existing clients.


OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT
    FLUCTUATIONS WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON
    STOCK.


    We expect our quarterly revenue and operating results to fluctuate significantly in the future due to a variety of factors, including:


    -  market acceptance of real-time sales and customer service technology;

    -  our clients' business success;

    -  our clients' demand for seats;

    -  seasonal factors affecting our clients' businesses;

    -  our ability to attract and retain clients;

    - the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;

    -  the introduction of new services by us or our competitors;

    - changes in our pricing policies or the pricing policies of our competitors;

    - economic conditions specific to the Internet, electronic commerce and online media; and

    -  general economic conditions.


    Factors relating to the operation of our business and products are generally within our control. All other factors are, in whole or in part, outside of our control.



    Many of our clients' businesses are seasonal. Our clients' demand for real-time sales and customer service technology in general and their demand for seats, in particular, may be seasonal as well. As a result, our future revenue and profits may vary from quarter to quarter.


    We do not believe that period-to-period comparisons of our operating results are meaningful. You should not rely upon these comparisons as indicators of our future performance.

    Due to the foregoing factors, it is possible that our results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock would decline.

COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.


    We may be unable to retain our key employees or attract, integrate or retain other highly qualified employees in the future. We have experienced, and expect to continue to experience, difficulty in hiring highly-skilled employees with appropriate qualifications. As we continue to increase our client base and expand our operations, we expect that we will hire additional technical personnel, client services personnel and sales and marketing personnel. There is significant competition for qualified employees in our industry, particularly employees with technical backgrounds. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, or if we are unable to outsource certain functions, our business, results of operations and financial condition will be materially and adversely affected.


WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR EXPANDING OPERATIONS.


    Since the launch of the LivePerson service in November 1998, we have grown rapidly. This growth has placed a significant strain on our managerial, operational, technical and financial resources. In 2000, we intend to replace our existing accounting and other back-office systems at a cost of approximately $1.0 million. The new systems will have to be integrated with our operations, controls and procedures. If we are not able to successfully integrate these new systems with our existing systems, or if we incur significant costs in order to achieve such integration, our business could be harmed. In order to manage our growth, we must also continue to implement new or upgraded operating and financial systems, procedures and controls. Our failure to expand our operations in an efficient manner could cause our expenses to grow, our revenue to decline or grow more slowly than expected and could otherwise have a material adverse effect on our business, results of operations and financial condition.



    Further, as a result of our growth, the number of our employees grew from six at December 31, 1998 to 125 at March 8, 2000. In the area of technology, which grew from one employee to 46 employees during this period, we plan to continue to significantly expand our personnel. We cannot assure you that we will be successful in integrating these new employees or that such integration will not distract valuable management resources.



    In addition, in January 2000, we hired our Chief Operating Officer, Dean Margolis, and our Chief Technology Officer, James L. Reagan, who do not have significant experience working with us or with each other. The process of integrating new members of our senior management team can be time-consuming and may distract other members of management from the operation of our business. If members of our senior management are unable to work together successfully or manage our growth, our business will be harmed.


OUR REPUTATION DEPENDS, IN PART, ON FACTORS WHICH ARE ENTIRELY OUTSIDE OF OUR
    CONTROL.

    Our service appears as a LivePerson-branded or custom-created icon on our clients' Web sites. When a customer or other Web visitor clicks on the icon, a pop-up dialogue window appears, which, in nearly all cases, displays the slogan "Powered by LivePerson." The customer service operators who respond to the inquiries of our clients' customers or Web visitors are employees or agents of our clients; they are not employees of LivePerson. As a result, we have no way of controlling the actions of these operators. In addition, a customer of our client may not know that the operator is an employee or agent of our client, rather than a LivePerson employee. If a customer were to have a negative experience in a LivePerson-powered real-time dialogue, it is possible that this experience could be attributed to us, which could diminish our brand and harm our business. Finally, we believe the success of our service depends on the prominent placement of the icon on the client's Web site, over which we also have no control.

WE MAY BE UNABLE TO CONTINUE TO BUILD AWARENESS OF THE LIVEPERSON BRAND NAME.


    Building recognition of our brand is critical to establishing the advantage of being among the first ASPs to provide real-time sales and customer service and to attracting new clients. If we fail to successfully promote and maintain our brand or incur significant expenses in promoting our brand without an associated increase in our revenue, our business, results of operations and financial condition may be materially and adversely affected.


WE ARE DEPENDENT ON TECHNOLOGY SYSTEMS THAT ARE BEYOND OUR CONTROL.


    The success of the LivePerson service depends in part on our clients' online services as well as the Internet connections of visitors to their Web sites, both of which are outside of our control. As a result, it may be difficult to identify the source of problems if they occur. In the past, we have experienced problems related to connectivity which have resulted in slower than normal response times to customer chat requests and messages and interruptions in service. The LivePerson service relies both on the Internet and on our connectivity vendors for data transmission. Therefore, even when connectivity problems are not caused by the LivePerson service, our clients or their customers may attribute the problem to us. This could diminish our brand and harm our business, divert the attention of our technical personnel from our product development efforts or cause significant client relations problems.



    In addition, we rely on two Web hosting services for Internet connectivity to deliver our service, power, security and technical assistance. They have, in the past, experienced problems that have resulted in slower than normal response times and interruptions in service. If we are unable to continue utilizing the services of our existing Web hosting providers or if our Web hosting services experience interruptions or delays, it is possible that our business could be harmed.



    Our service also depends on many third parties for hardware and software, which products could contain defects. Problems arising from our use of such hardware or software could require us to incur significant costs or divert the attention of our technical personnel from our product development efforts. To the extent any such problems require us to replace such hardware or software, we may not be able to do so on acceptable terms, if at all.


TECHNOLOGICAL DEFECTS COULD DISRUPT OUR SERVICE, WHICH COULD HARM OUR BUSINESS
    AND REPUTATION.


    We face risks related to the technological capabilities of the LivePerson service. We expect the number of simultaneous chats between operators and our clients' customers over our system to increase significantly as we expand our client base. Our network hardware and software may not be able to accommodate this additional volume. Additionally, we must continually upgrade our software to improve the features and functionality of the LivePerson service in order to be competitive in our market. If future versions of our software contain undetected errors, our business could be harmed. As a result of major software upgrades at LivePerson, our client sites have, from time to time, experienced slower than normal response times and interruptions in service. If we experience system failures or degraded response times, our reputation and brand could be harmed. We may also experience technical problems in the process of installing and initiating the LivePerson service on new Web hosting services. These problems, if unremedied, could harm our business.


    The LivePerson service also depends on complex software which may contain defects, particularly when we introduce new versions onto our servers. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. It is possible that, despite testing by us, defects may occur in the software. These defects could result in:

    -  damage to our reputation;

    -  lost sales;

    -  delays in or loss of market acceptance of our products; and

    -  unexpected expenses and diversion of resources to remedy errors.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE AND CHANGING
    CLIENT PREFERENCES IN OUR INDUSTRY AND THIS MAY HARM OUR BUSINESS.


    If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions in the online sales and customer service industry or clients' or their customers' requirements, our business, results of operations and financial condition would be materially and adversely affected. Business on the Internet is characterized by rapid technological change. Sudden changes in client and customer requirements and preferences, frequent new product and service introductions embodying new technologies, such as broadband communications, and the emergence of new industry standards and practices could render the LivePerson service and our proprietary technology and systems obsolete. The rapid evolution of these products and services will require that we continually improve the performance, features and reliability of the LivePerson service. Our success will depend, in part, on our ability to:



    -  enhance the features and performance of the LivePerson service;



    - develop and offer new services that are valuable to companies doing business on the Internet and their customers; and


    - respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner.


If any of our new services, including upgrades to the LivePerson service, do not meet our clients' or their customers' expectations, our business may be harmed. Updating our technology may require significant additional capital expenditures and could materially and adversely affect our business, results of operations and financial condition.



IF WE ARE NOT COMPETITIVE IN THE MARKET FOR REAL-TIME SALES AND CUSTOMER SERVICE
    TECHNOLOGY, OUR BUSINESS COULD BE HARMED.



    There are no substantial barriers to entry in the real-time sales and customer service technology market, other than the ability to design and build scalable software and, with respect to outsourced solution providers, the ability to design and build scalable network architecture. Established or new entities may enter this market in the near future, including those that provide real-time interaction online, with or without the user's request.

    We compete directly with companies focused on technology that facilitates real-time sales and customer service interaction. Our competitors include customer service enterprise software providers such as eGain Communications Corp., eShare Technologies, Inc., Kana Communications, Inc. and WebLine Communications (a part of Cisco Systems' applications technology group), some of which are beginning to offer hosted solutions.

    We also face potential competition from larger enterprise software companies such as Oracle Corporation and Siebel Systems. In addition, established technology companies, including IBM, Hewlett-Packard and Microsoft, may also leverage their existing relationships and capabilities to offer real-time sales and customer service applications.

    Finally, we face competition from clients and potential clients that choose to provide a real-time sales and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

    We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have:

    -  longer operating histories;

    -  larger client bases;

    -  greater brand recognition;

    -  more diversified lines of products and services; and

    -  significantly greater financial, marketing and other resources.

    These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

    -  undertake more extensive marketing campaigns;

    -  adopt more aggressive pricing policies; and

    - make more attractive offers to businesses to induce them to use their products or services.

    Any delay in the general market acceptance of the real-time sales and customer service solution business model would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales and customer service applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.


IF WE DO NOT SUCCESSFULLY INTEGRATE POTENTIAL FUTURE ACQUISITIONS, OUR BUSINESS
    COULD BE HARMED.



    In the future, we may acquire or invest in complementary companies, products or technologies. Acquisitions and investments involve numerous risks to us, including:



    - difficulties in integrating operations, technologies, products and personnel;



    - diversion of financial and management resources from efforts related to the LivePerson service or other then-existing operations;



    -  risks of entering new markets beyond those that we currently serve;



    - potential loss of either our existing key employees or key employees of any companies we acquire; and



    - our inability to generate sufficient revenue to offset acquisition or investment costs.


    These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

WE COULD FACE ADDITIONAL REGULATORY REQUIREMENTS, TAX LIABILITIES AND OTHER
    RISKS AS WE EXPAND INTERNATIONALLY.

    We intend to expand internationally. There are risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in specific international markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. One or more of these factors could harm any future international operations.

OUR BUSINESS AND PROSPECTS WOULD SUFFER IF WE ARE UNABLE TO PROTECT AND ENFORCE
    OUR INTELLECTUAL PROPERTY RIGHTS.

    Our success and ability to compete depend, in part, upon the protection of our intellectual property rights relating to the technology underlying the LivePerson service. We currently have a U.S. patent application pending relating to such technology and have not filed applications outside the U.S. It is possible that:

    - our pending patent application may not result in the issuance of a patent;

    - any patent issued may not be broad enough to protect our intellectual property rights;

    - any patent issued could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the invention claimed in the patent;

    - current and future competitors may independently develop similar technology, duplicate our service or design around any patent we may have; and

    - effective patent protection may not be available in every country in which we do business.


    We also rely upon copyright, trade secret and trademark law, written agreements and common law to protect our proprietary technology, processes and other intellectual property, to the extent that protection is sought or secured at all. We currently have one patent application pending. To the extent that the invention described in our U.S. patent application was made public prior to the filing of the application, we may not be able to obtain patent protection in certain foreign countries. We currently have a common law trademark, "LivePerson", and three pending U.S. trademark applications. The trademark examiner assigned to our applications has issued non-final office actions with respect to our applications, requesting additional information and making initial refusals. However, no final determinations as to the registrability of the marks have been made. We are in the process of responding to these office actions prior to their respective deadlines, but ultimately we may not be able to secure registration of our trademarks. In addition, we do not have any trademarks registered outside the U.S., nor do we have any trademark applications pending outside the U.S. We cannot assure you that any steps we might take will be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, we cannot assure you that third parties will not be able to independently develop similar or superior technology, processes or other intellectual property. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business, results of operations and financial condition would be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating our business and may result in our loss of significant rights.

OUR PRODUCTS AND SERVICES MAY INFRINGE UPON INTELLECTUAL PROPERTY RIGHTS OF
    THIRD PARTIES AND ANY INFRINGEMENT COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND MAY DISTRACT OUR MANAGEMENT.

    Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third-party proprietary rights. If we infringe upon the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms. In that event, we would need to undertake substantial reengineering to continue offering our service. Any effort to undertake such reengineering might not be successful. In addition, any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. If any of these events occurred, our business, results of operations and financial condition would be materially and adversely affected.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS TO EXECUTE OUR BUSINESS STRATEGY AND
    WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.


    We believe that the net proceeds from this offering, together with the proceeds from the sale of our series D redeemable convertible preferred stock, and our current cash and cash equivalents, will be sufficient to fund our working capital and capital expenditure requirements for at least the next
12 months. To the extent that we require additional funds to support our operations or the expansion of our business, or to pay for acquisitions, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. In the past, we have obtained financing principally through the sale of preferred stock, common stock and warrants. If additional funds are raised through the issuance of debt or preferred equity securities, these securities could have rights, preferences and privileges senior to holders of common stock. The terms of any debt securities could impose restrictions on our operations. If additional funds are raised through the issuance of additional equity or convertible securities, our stockholders could suffer dilution. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.



OUR BUSINESS IS DEPENDENT ON A FEW KEY EMPLOYEES, INCLUDING OUR CHIEF EXECUTIVE
    OFFICER, ROBERT P. LOCASCIO.



    Our future success depends to a significant extent on the continued services of our senior management team, including Robert P. LoCascio, our founder and Chief Executive Officer. The loss of the services of any member of our senior management team, in particular Mr. LoCascio, could have a material and adverse effect on our business, results of operations and financial condition.


WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE PERSONAL INFORMATION BELONGING
    TO OUR CLIENTS' CUSTOMERS.


    We maintain dialogue transcripts of the text-based chats between our clients and their customers and store on our servers information supplied voluntarily by these customers in exit surveys which follow the chats. We provide this information to our clients to allow them to perform customer analyses and monitor the effectiveness of our service. Some of the information we collect in text-based chats and exit surveys may include personal information, such as contact and demographic information. If third parties were able to penetrate our network security or otherwise misappropriate personal information relating to our clients' customers or the text of customer service inquiries, we could be subject to liability. We could be subject to negligence claims or claims for misuse of personal information. These claims could result in litigation which could have a material adverse effect on our business, results of operations and financial condition. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.


PROBLEMS RESULTING FROM THE YEAR 2000 PROBLEM COULD REQUIRE US TO INCUR
    UNANTICIPATED EXPENSES, DIVERT MANAGEMENT'S TIME AND ATTENTION, AND DISRUPT OUR BUSINESS.

    Many currently installed computer systems and software products produced before January 1, 2000 were coded to accept or recognize only two-digit entries in the date code field. These systems may interpret the date code "00" as the year 1900 rather than as the year 2000. As a result, computer systems and software in use today may need to be upgraded or replaced to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. We are not aware of any material Year 2000 problems that have harmed or threaten to harm our business, but we cannot assure you that no such problems will emerge. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, aspects of our normal business activities or operations. In addition, a significant Year 2000 problem involving the LivePerson service, including our hosting facilities or equipment provided to us by third-party vendors, could cause our clients to consider seeking alternate solutions or cause an unmanageable burden on our internal client service and network support staff. Any significant Year 2000 problem could require us to incur significant unanticipated expenses to remedy these problems and could divert management from other tasks of operating our business, which would harm our business, results of operations and financial condition. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" for more detailed information regarding the Year 2000 issue.

DATA AND PROJECTIONS INCLUDED IN THIS PROSPECTUS RELATING TO THE GROWTH OF THE
    INTERNET ARE BASED ON ASSUMPTIONS THAT COULD TURN OUT TO BE INCORRECT, AND ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT.


    This prospectus contains various third-party data and projections, including those relating to Internet business activity. These data and projections have been included in the results of studies prepared by third parties, and purport to be based on surveys, reports and models used by these firms. Actual results or circumstances may be materially different from the data or projections. Any difference could reduce our revenue and harm our results of operations.


                         RISKS RELATED TO OUR INDUSTRY


WE ARE DEPENDENT ON CONTINUED GROWTH IN THE USE OF THE INTERNET AS A MEDIUM FOR
    COMMERCE.



    We cannot be sure that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a medium for commerce. Our long-term viability depends substantially upon the widespread acceptance and development of the Internet as an effective medium for consumer commerce. Use of the Internet to effect retail transactions is at an early stage of development. Convincing our clients to offer real-time sales and customer service technology may be difficult.

    Demand for recently introduced services and products over the Internet is subject to a high level of uncertainty. Few proven services and products exist. The development of the Internet into a viable commercial marketplace is subject to a number of factors, including:



    -  continued growth in the number of users;


    -  concerns about transaction security;

    -  continued development of the necessary technological infrastructure;

    -  development of enabling technologies;

    -  uncertain and increasing government regulation; and

    -  the development of complementary services and products.


WE DEPEND ON THE CONTINUED VIABILITY OF THE INFRASTRUCTURE OF THE INTERNET.



    To the extent that the Internet continues to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, we cannot assure you that the infrastructure for the Internet will be able to support the demands placed upon it. The Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages or delays, including those resulting from Year 2000 problems, could adversely affect online sites, email and the level of traffic on the Internet. We also depend on Internet service providers that provide our clients and their customers with access to the LivePerson service. In the past, users have experienced difficulties due to system failures unrelated to our service. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols required to handle increased levels of Internet activity. Insufficient availability of telecommunications services to support the Internet also could result in slower response times and negatively impact use of the Internet generally, and our clients' sites (including the LivePerson pop-up dialogue window) in particular. If the use of the Internet fails to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur or if the Internet does not become a viable commercial marketplace, we may not achieve profitability and our business, results of operations and financial condition will suffer.


WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL
    UNCERTAINTIES.


    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Recently, the United States Congress enacted Internet legislation relating to issues such as children's privacy, copyright and taxation. The children's privacy legislation imposes restrictions on the collection, use and distribution of personal identification information obtained online from children under the age of 13. The copyright legislation establishes rules governing the liability of Internet service providers and Web site publishers for the copyright infringement of Internet users. The tax legislation places a moratorium on certain forms of Internet taxes for three years; however, this moratorium does not apply to sales and use taxes. Additionally, the European Union recently adopted a directive addressing data privacy which imposes restrictions on the collection, use and processing of personal data. Existing legislation and any new legislation could hinder the growth in use of the Internet generally and decrease the acceptance of the Internet as a medium for communication, commerce and advertising. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take several years to determine whether and how existing laws such as those governing intellectual property, taxation and personal privacy apply to the Internet and Internet services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the U.S. and abroad, which may impose additional burdens on companies conducting business online. Our business, results of operations and financial condition could be materially and adversely affected if we do not comply with recent legislation or laws or regulations relating to the Internet that are adopted or modified in the future.



    For example, the LivePerson service allows our clients to capture and save information about their customers, possibly without their knowledge. Additionally, our service uses a tool, commonly referred to as a "cookie" to uniquely identify each of our clients' customers. To the extent that additional legislation regarding Internet user privacy is enacted, such as legislation governing the collection and use of information regarding Internet users through the use of cookies, the effectiveness of the LivePerson service could be impaired by restricting us from collecting information which may be valuable to our clients. The foregoing could harm our business, results of operations and financial condition.


SECURITY CONCERNS COULD HINDER COMMERCE ON THE INTERNET.

    User concerns about the security of confidential information online has been a significant barrier to commerce on the Internet and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve the transmission of confidential information. If Internet commerce is inhibited as a result of such security concerns, our business would be harmed.

                         RISKS RELATED TO THIS OFFERING


AFTER THIS OFFERING, OUR EXECUTIVE OFFICERS, DIRECTORS AND 5% OR GREATER
    STOCKHOLDERS WILL EXERCISE CONTROL OVER ALL MATTERS REQUIRING A STOCKHOLDER VOTE.



    After this offering, our executive officers, directors and existing stockholders who each own greater than 5% of the common stock that was outstanding immediately before this offering and their affiliates, each of whom is listed in "Principal Stockholders," will, in the aggregate, beneficially own approximately 74.7% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.



OF OUR TOTAL OUTSTANDING SHARES, 25,323,804 ARE RESTRICTED FROM IMMEDIATE RESALE
    PURSUANT TO CONTRACTUAL AGREEMENTS AND PROVISIONS OF LAWS, BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



    After this offering, we will have outstanding 29,323,804 shares of common stock. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as that term is used in Rule 144 of the Securities Act, who are generally those persons who directly or indirectly control LivePerson, such as our directors, executive officers, and significant stockholders. Affiliates may only sell their shares pursuant to the requirements of Rule 144 or in a registered public offering. The remaining 25,323,804 shares will become available for resale in the public market at various times in the future.



NUMBER OF SHARES        DATE
----------------        ----
      4,000,000         After the date of this prospectus, freely tradable shares
                        sold in this offering and shares saleable under Rule 144(k)
                        that are not subject to the 180-day lock-up

              0         After 90 days from the date of this prospectus, shares
                        saleable under Rule 144 or Rule 701 that are not subject to the 180-day lock-up

      20,586,962        After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
                        144 (subject, in some cases, to volume limitations), Rule
                        144(k) or Rule 701

      4,736,842         After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet saleable under Rule 144


    As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. For more detailed information, see "Shares Eligible for Future Sale."

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY
    EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS.

    Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

    Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

    -  variations in our quarterly operating results;

    -  changes in market valuations of Internet and other technology companies;

    - our announcements of significant client contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    -  our failure to complete significant sales;

    -  additions or departures of key personnel;

    -  future sales of our common stock; and

    -  changes in financial estimates by securities analysts.

    In the past, companies that have experienced volatility in the market price of their common stock have been the object of securities class action litigation. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and distract management from other aspects of operating our business.

WE MAY SPEND A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF THIS OFFERING IN WAYS
    WITH WHICH YOU MAY NOT AGREE.

    The net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could have a material and adverse effect on our business, results of operations and financial condition, and could cause the price of our common stock to decline.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT
    DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.


    Provisions of our amended and restated certificate of incorporation, such as our staggered board of directors, the manner in which director vacancies may be filled and provisions regarding the calling of stockholder meetings, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. In addition, provisions of our amended and restated bylaws, such as advance notice requirements for stockholder proposals, and applicable provisions of Delaware law, such as the application of business combination limitations, could impose similar difficulties.


INVESTORS PURCHASING SHARES IN THIS OFFERING WILL SUFFER IMMEDIATE AND
    SUBSTANTIAL DILUTION.


    Investors purchasing shares in this offering will incur immediate and substantial dilution in pro forma net tangible book value, in the amount of $11.06 per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Please see "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements which involve risks and uncertainties. These forward-looking statements, which are usually accompanied by words such as "may," "might," "will," "should," "could," "intends," "estimates," "predicts," "potential," "continue," "believes," "anticipates," "plans," "expects" and similar expressions, relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding Internet business activity. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and included elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


    We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $51.1 million, assuming an initial public offering price of $14.00 per share (the mid-point of the range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $58.9 million.



    We presently intend to use the proceeds for general corporate purposes, including working capital. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public capital markets. We also believe opportunities may exist to expand our current business through strategic alliances and acquisitions, and we may utilize a portion of the proceeds for such purposes. We are not currently a party to any contracts or letters of intent with respect to any strategic alliances or acquisitions.


    Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock to realize a return on their investment, if any.

                                 CAPITALIZATION


    The following table sets forth our cash and cash equivalents, and capitalization as of December 31, 1999:


    -  on an actual basis;

    -  on a pro forma basis to give effect to:

       - the receipt of net proceeds of approximately $17.9 million from the sale of our series D redeemable convertible preferred stock on January 27, 2000; and


       - the automatic conversion into common stock of all of our outstanding convertible preferred stock (including the series D redeemable convertible preferred stock) at a two-for-three ratio upon the closing of this offering;



    - on a pro forma as adjusted basis to give effect to the sale of 4,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $14.00 per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.



    The information set forth in the table below is based on shares outstanding as of December 31, 1999, and excludes:



    - 10,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, of which 5,528,970 shares are issuable upon the exercise of stock options outstanding as of March 8, 2000 with a weighted average exercise price of $2.28 per share;



    - 93,750 shares of common stock issued upon the exercise of options since December 31, 1999;



    - 94,500 shares of common stock reserved for issuance upon the exercise of stock options with an exercise price of $1.60 per share granted outside of the predecessor to our 2000 Stock Incentive Plan;



    - 450,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan;



    - 542,968 shares of common stock issuable upon the exercise of warrants outstanding as of March 8, 2000, with a weighted average exercise price of $1.60 per share; and



    - 175,781 shares of common stock issued upon the exercise of warrants since December 31, 1999.

    This information should be read in conjunction with our financial statements and the related notes to those statements included in this prospectus.


                                                                     DECEMBER 31, 1999
                                                             ----------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                             --------   ---------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents..................................  $14,944     $32,844      $83,924
                                                             =======     =======      =======
  Series C redeemable convertible preferred stock, $.001
    par value; actual--5,132,433 shares authorized, issued
    and outstanding; pro forma and pro forma as
    adjusted--no shares authorized, issued or
    outstanding............................................  $18,990     $    --      $
  Series D redeemable convertible preferred stock, $.001
    par value; actual, pro forma and pro forma as
    adjusted--no shares authorized, issued or
    outstanding............................................       --          --

Stockholders' equity (deficit):
  Series A convertible preferred stock, $.001 par value;
    actual--2,541,667 shares authorized, issued and
    outstanding; pro forma and pro forma as adjusted--no
    shares authorized, issued or outstanding...............        3          --
  Series B convertible preferred stock, $.001 par value;
    actual--1,142,857 shares authorized, issued and
    outstanding; pro forma and pro forma as adjusted--no
    shares authorized, issued or outstanding...............        1          --
  Preferred stock, $.001 par value, actual and pro
    forma--no shares authorized, issued or outstanding; pro
    forma as adjusted--5,000,000 shares authorized and no
    shares issued or outstanding...........................       --          --
  Common stock, $.001 par value; actual--30,000,000 shares
    authorized and 7,092,000 shares issued and outstanding;
    pro forma--100,000,000 shares authorized and 25,054,273
    shares issued and outstanding; pro forma as adjusted--
    100,000,000 shares authorized and 29,054,273 shares
    issued and outstanding.................................        7          25           29
  Additional paid-in capital...............................    5,928      42,804       93,880
  Deferred compensation....................................     (402)       (402)        (402)
  Accumulated deficit......................................   (7,864)     (7,864)      (7,864)
                                                             -------     -------      -------
    Total stockholders' equity (deficit)...................   (2,327)     34,563       85,643
                                                             -------     -------      -------
    Total capitalization...................................  $16,663     $34,563      $85,643
                                                             =======     =======      =======

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1999 was $34.2 million, or $1.37 per share. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma tangible net worth (pro forma total tangible assets less total liabilities) by the number of shares of our common stock outstanding after giving pro forma effect to the receipt of net proceeds of approximately $17.9 million from the sale of our series D redeemable convertible preferred stock on January 27, 2000 and to the automatic conversion of each outstanding share of our convertible preferred stock into common stock at a two-for-three ratio upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 4,000,000 shares offered hereby at an assumed initial public offering price of $14.00 per share (the mid-point of the range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of December 31, 1999 would have been $85.3 million, or $2.94 per share. This represents an immediate increase in pro forma net tangible book value of $1.57 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.06 per share to new investors. The following table illustrates this per share dilution:



    Assumed initial public offering price per share.........            $ 14.00
      Pro forma net tangible book value per share at
        December 31, 1999...................................  $  1.37
      Increase per share attributable to new investors......     1.57
                                                              -------
    Pro forma net tangible book value per share after this
      offering..............................................               2.94
                                                                        -------
    Dilution per share to new investors.....................            $ 11.06
                                                                        =======



    The following table sets forth, on a pro forma basis as of December 31, 1999, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses, assuming an initial public offering price of $14.00 per share (the mid-point of the range set forth on the cover page of this prospectus):



                              SHARES PURCHASED       TOTAL CONSIDERATION
                            ---------------------   ----------------------   AVERAGE PRICE
                              NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                            ----------   --------   -----------   --------   -------------
Existing stockholders.....  25,054,273     86.2%    $41,600,000      42.6%    $     1.66
New investors.............   4,000,000     13.8      56,000,000      57.4          14.00
                            ----------    -----     -----------    ------
        Total.............  29,054,273    100.0%    $97,600,000     100.0%
                            ==========    =====     ===========    ======



    The foregoing tables and calculations assume no exercise of any stock options or warrants outstanding as of December 31, 1999. Specifically, these tables and calculations exclude:



    - 10,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan, of which 5,528,970 shares are issuable upon the exercise of stock options outstanding as of March 8, 2000 with a weighted average exercise price of $2.28 per share;

    - 93,750 shares of common stock issued upon the exercise of options since December 31, 1999;



    - 94,500 shares of common stock reserved for issuance upon the exercise of stock options with an exercise price of $1.60 per share granted outside of the predecessor to our 2000 Stock Incentive Plan;



    - 450,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan;



    - 542,968 shares of common stock issuable upon the exercise of warrants outstanding as of March 8, 2000, with a weighted average exercise price of $1.60 per share; and



    - 175,781 shares of common stock issued upon the exercise of warrants since December 31, 1999.


    To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


    The selected balance sheet data as of December 31, 1998 and 1999 and the selected statement of operations data for each of the years in the three-year period ended December 31, 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 and 1997 and the statement of operations data for 1996 have been derived from our audited financial statements not included in this prospectus. We were incorporated in 1995 but did not commence operations until 1996. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. You should read these selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes included elsewhere in this prospectus.



                                                                            YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                                1996          1997          1998          1999
                                                             -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue:
    Service revenue........................................  $        --   $        --   $         1   $       600
    Programming revenue....................................           11           245           378            39
                                                             -----------   -----------   -----------   -----------
      Total revenue........................................  $        11   $       245   $       379           639
                                                             -----------   -----------   -----------   -----------
Operating expenses:
    Cost of revenue........................................            6           121            70           856
    Product development....................................           --            --            93         1,637
    Sales and marketing....................................           --            --            33         3,987
    General and administrative.............................           36           130           178         1,706
    Non-cash compensation..................................           --            --            25           734
                                                             -----------   -----------   -----------   -----------
      Total operating expenses.............................           42           251           399         8,920
                                                             -----------   -----------   -----------   -----------
Loss from operations.......................................          (31)           (6)          (20)       (8,281)
                                                             -----------   -----------   -----------   -----------
Other income (expense):
    Interest income........................................            1            --            --           474
    Interest expense.......................................           --            --            --            (1)
                                                             -----------   -----------   -----------   -----------
      Total other income (expense), net....................            1            --            --           473
                                                             -----------   -----------   -----------   -----------
Net loss...................................................  $       (30)  $        (6)  $       (20)  $    (7,808)
                                                             -----------   -----------   -----------   -----------
Basic and diluted net loss per share.......................  $      0.00   $      0.00   $      0.00   $     (1.10)
                                                             -----------   -----------   -----------   -----------
Weighted average basic and diluted shares outstanding......    7,092,000     7,092,000     7,092,000     7,092,000
                                                             ===========   ===========   ===========   ===========
Pro forma basic and diluted net loss per share.............                                            $     (0.50)
                                                                                                       ===========
Shares used in pro forma basic and diluted net loss per
  share....................................................                                             15,465,304
                                                                                                       ===========



    Shares used in computing pro forma basic and diluted net loss per share include the shares used in computing basic and diluted net loss per share adjusted for the conversion of our series A convertible preferred stock, series B convertible preferred stock and series C redeemable convertible preferred stock to common stock at a two-for-three ratio as if the conversion occurred at the date of their original issuance.



                                                                                 DECEMBER 31,
                                                             -----------------------------------------------------
                                                                1996          1997          1998          1999
                                                             -----------   -----------   -----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $         2   $        10   $       107   $    14,944
Working capital (deficit)..................................          (29)          (35)          (30)       13,380
Total assets...............................................            2            30           142        19,289
Redeemable convertible preferred stock.....................           --            --            --        18,990
Total stockholders' equity (deficit).......................          (29)          (35)          (30)       (2,327)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES, WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR CURRENT PLANS, ESTIMATES AND BELIEFS AND INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY IN THE SECTION ENTITLED "RISK FACTORS."

OVERVIEW


    We are a leading provider of technology that facilitates real-time sales and customer service for companies doing business on the Internet. We are an Application Service Provider, and we offer our proprietary real-time interaction technology as an outsourced service. We currently generate revenue from the sale of our LivePerson service, which enables our clients to communicate directly with Internet users via text-based chat. Our clients can respond to customer inquiries in real time, and can thereby enhance their customers' online shopping experience.



    Our business was incorporated in the State of Delaware in November 1995 under the name Sybarite Interactive Inc.; however, we did not commence operations until January 1996. We had no significant revenue until 1997, when we began to generate revenue from services primarily related to Web-based community programming and media design.



    In 1998, we shifted our core business focus to the development of the LivePerson service and phased out our prior programming efforts, which last generated revenue in December 1999. We introduced the LivePerson service in November 1998.


    REVENUE


    With respect to the LivePerson service, our clients pay us an initial non-refundable set-up fee, as well as a monthly fee for each seat. Our set-up fee is intended to recover certain costs incurred by us (principally customer service, training and other administrative costs) prior to deployment of our service. Such fees are recorded as deferred revenue and recognized over a period of 24 months, representing the estimated expected term of a client relationship. As a result of recognizing set-up fees in this manner, combined with the fact that we have more seats on an aggregate basis than clients, revenue attributable to our monthly service constitutes a substantial majority of LivePerson service revenue for any given period. In addition, because we expect the aggregate number of seats to continue to grow, we expect the set-up fee to represent a decreasing percentage of total revenue over time. We do not charge an additional set-up fee if an existing client adds more seats. We recognize monthly service revenue fees as services are provided. Given the time required to schedule training for our clients' operators and our clients' resource constraints, we have historically experienced a lag between signing a client contract and generating revenue from that client.



    Prior to November 1998, when the LivePerson service was introduced, we generated revenue from services primarily related to Web-based community programming and media design. Revenue from such services was $245,000 for the year ended December 31, 1997, $378,000 for the year ended December 31, 1998 and $39,000 for the year ended December 31, 1999. As of January 2000, we no longer generate any revenue from these services. Revenue generated from Web-based community programming and media design services is recognized upon completion of the project provided that no significant obligations remain outstanding and collection of the resulting receivable is probable.

    OPERATING EXPENSES


    Our cost of revenue associated with programming activity consisted primarily of the personnel expenses associated with outsourced programming and design. We no longer incurred these costs as of December 1998. We began developing the LivePerson service in the third quarter of 1998. We did not allocate development costs of the LivePerson service separately. Accordingly, since November 1998, our cost of revenue has principally been associated with the LivePerson service and has consisted of:



    - compensation costs relating to employees who provide customer service to our clients, consisting of 17 people at December 31, 1999;



    - compensation costs relating to our network support staff, consisting of five people at December 31, 1999;



    -  allocated occupancy costs and related overhead; and


    - the cost of supporting our infrastructure, including expenses related to leasing space and connectivity for our services, as well as depreciation of certain hardware and software.


    Our product development expenses consist primarily of compensation and related expenses for product development personnel, consisting of 15 people at December 31, 1999, allocated occupancy costs and related overhead, and expenses for testing new versions of our software. Product development expenses are charged to operations as incurred.



    Our sales and marketing expenses consist of compensation and related expenses for sales personnel and marketing personnel, consisting of 21 people at December 31, 1999, allocated occupancy costs and related overhead, advertising, sales commissions, marketing programs, public relations, promotional materials, travel expenses and trade show exhibit expenses.



    Our general and administrative expenses consist primarily of compensation and related expenses for executive, accounting and human resources personnel, consisting of 15 people at December 31, 1999, allocated occupancy costs and related overhead, professional fees, provision for doubtful accounts and other general corporate expenses.



    In 1999 we increased our allowance for doubtful accounts principally due to an increase in accounts receivable as a result of the growth in our business. We base our allowance for doubtful accounts on specifically identified known doubtful accounts plus a general reserve for potential future doubtful accounts. We adjust our allowance for doubtful accounts when accounts previously reserved have been collected.


    COMPENSATION EXPENSE


    In 1998 and 1999, we recorded an aggregate of $25,000 and $474,000, respectively, of compensation expense in connection with our grants to consultants of options to acquire an aggregate of 458,010 shares of common stock. The expenses were determined using a Black-Scholes pricing model.



    In addition, during May 1999, we issued an option to purchase 94,500 shares of common stock at an exercise price of $1.60 per share to ShopNow.com Inc., a client, in connection with an agreement by us to provide the LivePerson service over a two-year period. The original terms of the option provided that it would vest in or before May 2001 if the client met certain defined revenue targets. At December 31, 1999, the total value ascribed to this option, using a Black-Scholes pricing model, of $235,000, was recorded as a deferred cost. In 1999, we amortized $36,000 of this deferred cost.



    In February 2000, we amended the option agreement with ShopNow.com Inc. to provide that this option was fully vested and immediately exercisable. ShopNow.com Inc. has agreed, however, that it will not sell the underlying common stock until the earlier of February 2005 and, if it has achieved certain revenue targets, between May and June 2001. The value ascribed to the option at the time the option agreement was amended, using a Black-Scholes pricing model, was $1.1 million. As a result, in the first quarter of 2000, the deferred cost will be increased from $235,000 to $1.1 million, and the unamortized balance will be amortized ratably over the remaining service period of approximately 18 months.



    Through March 8, 2000, we granted stock options to purchase 5,246,085 shares of common stock to employees, of which options to purchase 5,164,710 shares of common stock at a weighted average exercise price of $2.36 remained outstanding at March 8, 2000. Certain of these options were granted at less than the deemed fair value at the date of grant. The deemed fair value of our common stock ranged from $0.67 to $13.00 for the period during which these options were granted. In connection with the granting of these options, we recorded deferred compensation of $576,000 in 1999 and expect to record additional deferred compensation of $13.1 million in the first quarter of 2000, representing the difference between the deemed fair value of the common stock at the date of grant for accounting purposes and the exercise price of the related options. This amount will be recorded as deferred compensation in our financial statements and will be amortized over the vesting period, typically three to four years, of the applicable options. In 1999, we amortized $174,000 of deferred compensation. We expect to amortize the remaining deferred compensation annually as follows:



    - 2000--$9.0 million, of which $3.5 million is expected to be recorded in the first quarter;



    -  2001--$2.7 million;



    -  2002--$1.4 million; and



    -  2003--$461,000.



    In January 1999, we issued 41,667 shares of Series A Convertible Preferred Stock in exchange for consulting services provided by Silicon Alley Venture Partners, LLC in the amount of $50,000.


RESULTS OF OPERATIONS

    Due to the phasing out of our programming services and our limited operating history, we believe that comparisons of our 1999 operating results with those of prior periods are not meaningful and that our historical operating results should not be relied upon as indicative of future performance.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998



    REVENUE. Total revenue increased to $639,000 in 1999, from $379,000 in 1998. Revenue associated with the LivePerson service increased to $600,000 in 1999 from $1,000 in 1998 and revenue associated with Web-based community programming and media design services decreased to $39,000 in 1999 from $378,000 in 1998. We no longer provided these services as of January 2000; accordingly, we believe period-to-period comparisons are not meaningful.



    COST OF REVENUE. Cost of revenue increased to $856,000 in 1999, from $70,000 in 1998. This increase was primarily attributable to $279,000 of costs associated with the addition of client services staff as well as $65,000 of depreciation of computer hardware and software. We did not incur any depreciation expense in 1998 because we rented all of our equipment during that period, the total cost of which was not significant.



    PRODUCT DEVELOPMENT. Product development costs increased to $1.6 million for 1999, from $93,000 in 1998. This increase was primarily attributable to $809,000 associated with an increase in the number of LivePerson service product development personnel, which grew from four to 15 people in 1999, and $342,000 of technology development activities related to the LivePerson service, consisting of network architecture and software design expenses.

    SALES AND MARKETING. Sales and marketing expenses increased to $4.0 million for 1999, from $33,000 in 1998. This increase was primarily attributable to $1.1 million associated with an increase in salaries and related expenses resulting from an increase in sales and marketing personnel, which grew from two to 21 people in 1999, and to an increase in advertising and promotional expenses of $1.9 million, both of which related to the LivePerson service.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $1.7 million for 1999, from $178,000 in 1998. This increase was due primarily to $711,000 associated with increases in personnel expenses related to support and administration, occupancy costs, and to an increase of $339,000 in recruitment costs, principally for our officers. The number of our executive, accounting and human resources personnel grew from one to 15 in 1999.



    NON-CASH COMPENSATION. In 1999, non-cash compensation represented amortization of deferred compensation of $174,000 and compensation expense incurred in connection with options and preferred stock issued to non-employees in lieu of payment for services rendered.



    OTHER INCOME. Interest income amounted to $474,000 for 1999, and consists of interest earned on cash and cash equivalents generated by the receipt of proceeds from our preferred stock issuances. Other income in 1998, representing interest earned on cash balances, was less than $500.



    NET LOSS. Our net loss increased to $7.8 million for 1999, from $20,000 in 1998.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997


    REVENUE. Revenue increased to $379,000 in 1998 from $245,000 in 1997. This increase was due to an increase in revenue associated with Web-based community programming and media design.



    COST OF REVENUE. Cost of revenue decreased to $70,000 in 1998 from $121,000 in 1997. This decrease was primarily attributable to a reduction of outsourced programming and design and related expenses as we performed more functions internally at lower costs.



    PRODUCT DEVELOPMENT. Product development costs increased to $93,000 in 1998 from $0 in 1997. This increase was primarily due to the hiring of our product development staff related to our programming services.



    SALES AND MARKETING. Sales and marketing expenses increased to $33,000 in 1998 from $0 in 1997. This increase was primarily due to our initiating the sales and marketing efforts related to our programming services.



    GENERAL AND ADMINISTRATIVE. General and administrative costs increased to $178,000 in 1998 from $130,000 in 1997. This increase was primarily due to increases in personnel expenses and occupancy costs incurred as our operations grew.



    NET LOSS.  Our net loss increased to $20,000 in 1998 from $6,000 in 1997.



QUARTERLY RESULTS OF OPERATIONS



    The following table sets forth, for the periods indicated, our financial information for the four most recent quarters ended December 31, 1999. In our opinion, this unaudited information has been prepared on a basis consistent with our annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the unaudited information for the periods presented. This information should be read in conjunction with the financial statements, including the related notes, included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of results that we may achieve for any subsequent periods.

                                                                         QUARTER ENDED
                                             ---------------------------------------------------------------------
                                                MARCH 31,         JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
                                                  1999              1999              1999              1999
                                             ---------------   ---------------   ---------------   ---------------
                                                                        (IN THOUSANDS)
Revenue:
  Service revenue..........................      $    15           $    26           $   145           $   414
  Programming revenue......................            9                23                 4                 3
                                                 -------           -------           -------           -------
    Total revenue..........................           24                49               149               417
                                                 -------           -------           -------           -------
Operating expenses:
  Cost of revenue..........................           24                51               173               608
  Product development......................          139               147               478               873
  Sales and marketing......................           51               396             1,429             2,111
  General and administrative...............          158               189               422               937
  Non-cash compensation....................           50                91                19               574
                                                 -------           -------           -------           -------
    Total operating expenses...............          422               874             2,521             5,103
                                                 -------           -------           -------           -------
Loss from operations.......................         (398)             (825)           (2,372)           (4,686)
                                                 -------           -------           -------           -------
Other income (expense):
  Interest income..........................           20                38               199               217
  Interest expense.........................           (1)               --                --                --
                                                 -------           -------           -------           -------
    Total other income (expense), net......           19                38               199               217
                                                 -------           -------           -------           -------
Net loss...................................      $  (379)          $  (787)          $(2,173)          $(4,469)
                                                 =======           =======           =======           =======



    Our revenue from the LivePerson service has increased in each of the last four quarters, from $15,000 to $414,000, due primarily to increased market acceptance of our service, which is in part attributable to the growth of our direct sales force. The growth of our sales force has allowed us to solicit more prospective clients and to respond more quickly and effectively to their inquiries. We cannot assure you that we will achieve similar growth in future periods.



    Programming revenue, which has decreased from $9,000 to $3,000 during the last four quarters, represents income from business activities which we are no longer pursuing. We do not anticipate any significant programming revenue in the future.



    Our total operating expenses have increased significantly in absolute terms in each of the last four quarters, increasing from $422,000 to $5.1 million. As a percentage of revenue, operating expenses declined slightly over the period. We expect our operating expenses to continue to increase as we expand our business.


    The increase in our cost of revenue has been primarily due to the addition of client services personnel and the expansion of our technological infrastructure. We expect the cost of our client services department to continue to increase as we continue to hire additional personnel. We also expect to continue to expend significant amounts to expand our technological infrastructure and to incur increased depreciation expenses related to such spending. As a result, we expect cost of revenue as a percentage of revenue to increase in the short term.


    Product development costs increased significantly in absolute dollar terms in each of the last four quarters, from $139,000 to $873,000, principally as a result of increased headcount and allocated occupancy costs and related overhead. As a percentage of revenue, however, product development costs in each of the three quarters declined.



    Our sales and marketing expense has increased significantly in each of the last four quarters, from $51,000 to $2.1 million, due to increases in the size of our sales and marketing staff and an increase in marketing-related activities. The increase in sales staff headcount is attributable to the expansion of our sales efforts. The increase in our marketing headcount and related expenses is due to our increasing efforts to enhance our brand recognition. We expect sales and marketing expense to continue to increase as we expand our business.

    General and administrative costs increased in absolute dollar terms in each of the last four quarters, from $158,000 to $937,000, principally due to an increase in the number of employees and, to a lesser extent, to professional fees. We expect general and administrative costs to increase in connection with our becoming a public company and as our business grows.



    Other income (expense), which is principally comprised of interest income earned on cash and cash equivalents, has increased in each of the last four quarters. The increase, particularly in the third quarter of 2000, is due primarily to interest earned on the net proceeds from the July 1999 private placement of our series C redeemable convertible preferred stock. We expect interest income to increase with the investment of the proceeds from the issuance of our series D redeemable convertible preferred stock and of this offering in short-term, interest-bearing, investment-grade securities, pending our use of such proceeds.



    The increase in non-cash compensation expense during 1999 was due to deferred compensation recognized in connection with employee options and compensation expense incurred in connection with options and preferred stock issued to non-employees in lieu of payment for services rendered.


    We have experienced substantial increases in our expenses since our introduction of the LivePerson service and we anticipate that our expenses will continue to grow in the future. Although our revenue from the LivePerson service has grown in each of the quarters since its introduction, we cannot assure you that we can sustain this growth or that we will generate sufficient revenue to achieve profitability. Consequently, we believe that period-to-period comparisons of our operating results may not be meaningful, and as a result, you should not rely on them as an indication of future performance.


LIQUIDITY AND CAPITAL RESOURCES



    Since our inception, we have financed our operations principally through cash generated by private placements of our convertible preferred stock. Through December 31, 1999, we have raised a total of $23.5 million in aggregate net proceeds in three private placements. As of December 31, 1999, we had $14.9 million in cash and cash equivalents, an increase of $14.8 million from December 31, 1998. In addition, on January 27, 2000, we issued 3,157,895 shares of series D redeemable convertible preferred stock at $5.70 per share, raising total net proceeds of approximately $17.9 million. Since December 31, 1999 we have entered into two letters of credit, which serve as the security deposits for our new leases of office space, in an aggregate amount of $2.3 million for 2000. We expect to enter into an additional letter of credit for $2.2 million in 2001.



    Net cash used in operating activities was $6.0 million for the year ended December 31, 1999. Net cash provided by operating activities was $19,000 and $42,000 for the years ended December 31, 1998 and 1997, respectively. Net cash used in operating activities for the year ended December 31, 1999 consisted primarily of net operating losses, depreciation expense, non-cash compensation and changes in accounts receivable, prepaid expenses and other current assets, security deposits, accounts payable and accrued expenses and deferred revenue. Net cash provided by operating activities for the years ended December 31, 1998 and 1997 was primarily due to changes in accounts receivable, prepaid expenses and other current assets, security deposits, accounts payable and accrued expenses and deferred revenue, partially offset by net operating losses and non-cash compensation charges.



    Net cash used in investing activities was $2.6 million for the year ended December 31, 1999 and $0 for each of the years ended December 31, 1998 and 1997. Net cash used in investing activities for the year ended December 31, 1999 was related to purchases of property and equipment. There were no investments in fixed assets for the years ended December 31, 1998 or 1997.



    Net cash provided by financing activities was $23.4 million for the year ended December 31, 1999 and $78,000 for the year ended December 31, 1998. Net cash used in financing activities was $34,000 for the year ended December 31, 1997. Net cash provided by financing activities for the year ended December 31, 1999 was attributable to proceeds from the sale of our convertible preferred stock. Net cash provided by financing activities for 1998 was principally attributable to $100,000 in proceeds from the issuance of a note payable, which was converted into 83,333 shares of our series A convertible preferred stock in January 1999. Net cash used in financing activities in 1997 was attributable to an advance made to an officer.



    As of December 31, 1999, our principal commitments consisted of $70,000 due per month under operating leases. Although we have no material commitments for capital expenditures, we anticipate an increase in capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.



    In the first quarter of 2000 we entered into two additional leases for office space, one in San Francisco and one in New York City. The lease for our San Francisco office space, entered into in February 2000, provides for annual aggregate payments of $275,000. In February 2000, we also entered into a sublease for approximately 8,000 square feet in New York City expiring in September 2000, providing for annual aggregate payments of $238,000. In March 2000, we entered into a lease for an aggregate of approximately 83,500 square feet on two floors at a location in New York City. The lease provisions with respect to one floor, consisting of approximately 40,500 square feet, commence in June 2000, with rent of approximately $1.4 million per year in the first three years, $1.5 million per year in years four through seven and $1.6 million per year in years eight through ten. The related security deposit is $2.0 million for the first three years, $1.3 million for years four through seven and $670,000 for years eight through ten. The other floor consists of approximately 43,000 square feet, and the lease provisions relating to that floor commence in August 2001, with rent of approximately $1.5 million per year in the first three years, $1.6 million per year in years four through seven and $1.7 million per year in years eight through ten. The related security deposit is $2.2 million for the first three years, $1.5 million for years four through seven and $747,000 for years eight through ten. At our option, we may provide the security deposit by a letter of credit.



    We have incurred significant net losses and negative cash flows from operations since inception, and as of December 31, 1999, had an accumulated deficit of $7.9 million. These losses have been funded primarily through the issuance of our convertible preferred stock. We intend to continue to invest heavily in sales, marketing, promotion, technology and infrastructure development as we grow. As a result, we expect to continue to incur operating losses and negative cash flows for the foreseeable future.


    We believe that the net proceeds from this offering, together with the proceeds from the sale of our series D redeemable convertible preferred stock and our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or seek alternative sources of financing. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned sales and marketing and product development efforts, which could harm our business, financial condition and operating results.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs or hardware that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Prior to January 1, 2000, there was a great deal of concern that this could result in system failures or miscalculations, causing disruptions of operations for any company using such computer programs or hardware, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to the Year 2000 was effective to prevent any problems. Computer experts have warned, however, that there may still be residual consequences. We cannot assure you that any Year 2000 problems will not disrupt our service and thereby result in a decrease in sales of the LivePerson service, an increase in allocation of resources to address Year 2000 problems or an increase in litigation costs.

    We designed our internal systems as well as our software, hardware and network architecture to be Year 2000 compliant, and we believe, based on our initial reports, that such systems are Year 2000 compliant.

    To date, we have not experienced any significant problems relating to the Year 2000 compliance of our major suppliers. However, we cannot assure you that these suppliers will not experience a Year 2000 problem in the future. In the event that any such suppliers experience a Year 2000 problem, and we are unable to replace it with an alternate source, our business would be harmed.

    Our clients' online services may be affected by Year 2000 issues if they need to expend significant resources to remedy a Year 2000 problem that may arise. This may reduce funds available to purchase the LivePerson service.

    We have not incurred any significant expenses to date, and we do not anticipate that the total costs associated with our Year 2000 remediation efforts, including both expenses incurred and any to be incurred in the future, will be material.

    It remains impossible to determine with complete certainty that all Year 2000 problems that may affect us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can accurately predict how many Year 2000 problem-related failures will occur or the severity, duration or financial consequences of these perhaps inevitable failures. As a result, we believe that the following consequences, among others, are possible:

    - operational inconveniences and inefficiencies for us, our suppliers and our clients that may divert management's time and attention from ordinary business activities; and

    - some clients may postpone their purchases of our service and we will experience a decrease in revenue.

    Based on our initial assessment of our Year 2000 readiness, we do not anticipate being required to implement any material aspects of a contingency plan to address Year 2000 readiness of our critical operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We adopted SOP 98-5 on January 1, 1999. As we had not capitalized such costs, the adoption of SOP 98-5 did not have an impact on our consolidated financial statements.

    In April 1998, AICPA issued Statement of position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use
("SOP 98-1")." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We adopted SOP 98-1 in the first quarter of 1999, which did not have a material effect on our financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS
No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet analyzed the impact of this pronouncement on our financial statements.

                                    BUSINESS

OVERVIEW


    LivePerson is a leading provider of technology that facilitates real-time sales and customer service for companies doing business on the Internet. We change the way Web site owners communicate with Internet users by enabling live text-based chat. Historically, Internet users have had limited ways to communicate with online businesses to inquire about matters such as product features, transaction security and shipping details. The LivePerson service enables our clients to communicate with Internet users via text-based chat. They can respond to these and other customer inquiries in real time via text-based chat, and can thereby enhance their customers' online shopping experience.



    We are an Application Service Provider, or ASP, and we offer our proprietary real-time interaction technology as an outsourced service. Our technology requires no software or hardware installation by our clients or their customers. We can implement our LivePerson service immediately following a two-hour training session. Upgrades to the LivePerson service are automatic because they are installed on our servers, without requiring action by either our clients or their customers. We also offer our clients the ability to add capacity whenever requested.


    We believe that our service offers our clients the opportunity to increase sales by answering customer questions and solving customer problems at critical points in the buying process. It also enables our clients to reduce customer service costs by allowing them to enhance operating efficiency and to improve customer response times. Further, information captured in transcripts of live text-based interactions can be used by our clients to increase their responsiveness to customer needs and preferences, thereby improving customer satisfaction, loyalty and retention.


    We currently have more than 450 clients, including numerous online retailers, online service providers and traditional offline businesses with a Web presence. Our clients include EarthLink, GMAC's ditech.com, Intuit, iQVC, LookSmart, Priceline.com and ShopNow.


INDUSTRY BACKGROUND


    The Internet is evolving from primarily a static information source to a widely accepted medium for commerce. Approximately 850,000 businesses currently offer goods, services and information over the Web, according to an eMarketer report of December 1999. Competition among online businesses is intense, with new companies launching commercial Web sites every day. eMarketer estimates that the number of actively maintained business Web sites will grow to 2.3 million worldwide by the year 2002.


    To compete effectively in this environment, online businesses are increasingly striving to provide high quality service to attract and retain customers. This increased focus is in turn leading to heightened expectations for online service by Internet users. Whether to ask questions about product features or transaction security, or to get help with completing an online application, Internet users today expect effective, timely answers. Companies that do not provide this level of service risk losing customers to competitors.

    Companies are also increasingly focused on gathering information to improve responsiveness and increase the rate of conversion from Web visitor to buyer. Online shoppers have many purchasing options, with easy access to competitive pricing, feature and distribution information. According to a Forrester Research report of June 1999, 70% of all online merchants experience sales conversion rates of less than 2%. In this environment, online businesses that collect substantial information about their customers are better able to serve them effectively. Customer feedback provides Web site owners with input on product and service offerings, customer preferences and Web site usability.

    LIMITATIONS OF EXISTING SALES AND CUSTOMER SERVICE SOLUTIONS. Online businesses currently use several methods to provide service and support to, and gather information from, Internet users. Common methods include toll-free telephone call centers, email response systems and listings of frequently asked questions and answers.


    Telephone support, while similar in some ways to an in-store experience, typically requires that customers using the Internet with a single telephone line log off the Web. Internet users, who know that competition is literally a mouse-click away, may prefer to move quickly to a competitor's Web site rather than take the time to place a telephone call and face a potentially lengthy wait time.

    Email support eliminates the need for the Internet user to log off to make a telephone call and may result in lower telecommunication and support costs for online businesses; however, email does not satisfy the real-time needs of Internet users who desire communication at key points in the shopping process.


    Frequently asked questions, though available to Internet users on demand, are typically general in content and may also be unsuitable for transactions involving expensive or complex products and services. Internet users may desire the comfort of an active communication with a customer service representative before actually making such a purchase. In addition, because frequently asked questions provide only one-way communication, they provide a limited means for companies to gather customer feedback.


    In order to provide high quality service to customers and other Web users, companies require a customer interaction solution that:

    -  provides real-time responses;

    -  maximizes sales opportunities;

    -  strengthens customer relationships;

    - allows companies to gather information to remain responsive to customer needs;

    -  can be implemented quickly and easily; and

    -  can be operated in a cost-effective manner.

THE LIVEPERSON SOLUTION


    LivePerson provides technology that facilitates real-time sales and customer service for companies doing business on the Internet. We are an ASP offering this technology as an outsourced service to companies of all sizes. Our technology enables our clients to interact with customers in real time at the user's request through live text-based chat. This improves Web site communication and enhances the online shopping experience.



    To implement the LivePerson service, our clients simply place a LivePerson-branded or custom-created icon on one or more pages of their Web sites and give their operators access to our service via the Internet. When an Internet user browsing a client's Web site desires assistance, the user simply clicks on the icon. This causes a pop-up dialogue window to appear on the user's screen. The Internet user and our client's operator then engage in a real-time online conversation in this dialogue window. The operator may incorporate graphics and links to Web pages into the dialogue window. Our service enables this live conversation by linking the Internet user and our clients' operators through our proprietary technology, which resides on our servers.



    We create and store conversation transcripts and related data, and we also enable our clients to generate optional customer exit surveys, which our clients can use to collect additional information about their customers. Stored data include the Internet user's name, browser type, Internet Protocol (IP) address and responses to exit surveys, the operator's identity and time stamps for each chat transmission. In addition, we provide our clients with tools to analyze the stored information. These tools include summary reports of the number of chats in certain periods and the duration of such chats, filters to sort data from exit surveys, statistical summaries of those data and statistical summaries of operator performance.


    We believe the LivePerson service gives our clients the opportunity to:

    - MAXIMIZE SALES OPPORTUNITIES. Our clients are able to respond to customer inquiries in real time. Live customer interaction creates opportunities to:

       -  answer questions on demand and resolve customer issues as they occur;

       - assist in closing sales that might otherwise have been abandoned without direct one-to-one real-time interaction; and

       - market additional products and services in order to increase average order sizes.


    - STRENGTHEN CUSTOMER RELATIONSHIPS. Personalized service generates increased customer satisfaction. Our service enables our clients to build relationships with their customers and offers our clients the opportunity to market to their customers on a one-to-one basis. Furthermore, transcripts from LivePerson conversations and optional exit surveys often provide relevant customer data and valuable real-time feedback. Our clients may then use this information to modify product offerings and marketing efforts, improve Web site navigation and refine their frequently asked questions listings.



    - REDUCE OPERATING COSTS. Our clients' experience has shown that a single operator can interact with as many as four users simultaneously. As a result, an operator can provide service to more customers, thereby reducing costs per customer interaction. In addition, our clients can create pre-formatted responses to customer questions, allowing them to improve response time and operator efficiency. An operator can simply choose and, where appropriate, slightly modify a pre-formatted response to answer many questions.



    Because we are an ASP and provide our clients with a service rather than an in-house technology solution, we provide our clients with the following additional benefits:


    - LOW SET-UP COSTS AND REASONABLE ONGOING FEES. We charge our clients a low set-up fee and reasonable ongoing monthly fees.

    - EFFECTIVE USE OF INTERNAL RESOURCES. Because the LivePerson service is an outsourced application, our clients can devote their information technology resources to other priorities.


    - RAPID DEPLOYMENT. We provide the technology needed to facilitate real-time sales and customer service without plug-ins or customization. Our clients do not need to install any hardware or software in order to immediately provide the LivePerson service, other than any hardware or software they might need to install in order to connect to the Internet generally. In addition, our clients' operators and customers can use our service with any standard Web browser.


    - AUTOMATIC UPGRADES. We install all upgrades to the LivePerson service on our servers. As a result, upgrades are immediately available for use and require no action by either our clients or their customers.

    - EASE OF EXPANSION. Our clients can add additional operator seats simply by requesting them, enabling the LivePerson service to meet our clients' growth needs.

OUR STRATEGY

    Our objective is to enhance our current position as a leading provider of real-time sales and customer service technology for companies doing business on the Internet. The key elements of our strategy include:

    STRENGTHENING OUR MARKET LEADERSHIP POSITION AND GROWING OUR RECURRING REVENUE BASE. We intend to extend our market leadership position by significantly increasing our installed client base. We intend to capitalize on our growing base of existing clients by selling them additional seats and other services as their customers are increasingly exposed to the benefits and functionality of live text-based interaction. Increasing our client base will enable us to continue to strengthen our recurring revenue stream. We also believe that greater exposure of Internet users to our service will create additional demand for real-time sales and customer service solutions. We plan to continue expanding into all areas of Internet commerce which could benefit from real-time sales and customer service technology.

    INCREASING THE VALUE OF OUR SERVICE TO OUR CLIENTS. We strive to continuously add new features and functionality to our live interaction platform. Because we host our service, we can make new features available immediately to our clients without client or end-user installation of software or hardware. We currently offer a suite of reporting and administrative tools as part of the LivePerson service. Over time, we intend to develop richer tools for appropriate sectors of our client base, while adding further interactive capabilities. We also intend to develop additional services that will provide value to our clients. For example, we intend to provide advisory services to our clients that enable improved reporting capabilities, data storage and bridges to existing client systems. Our clients may use these capabilities to increase productivity, manage call center staffing, develop one-to-one marketing tactics and pinpoint sales opportunities. Through these and other initiatives, we intend to increase the value of our service to clients and their reliance on its benefits, which we believe will result in additional revenue from both new and existing clients over time.

    CONTINUING TO BUILD STRONG BRAND RECOGNITION. The LivePerson brand name is prominently displayed on the pop-up dialogue window that appears when an Internet user has requested assistance. We believe that high visibility placement of our brand name will create greater brand awareness and increase demand for the LivePerson service. In addition, we intend to leverage increasing awareness of our brand and our reputation as a leading provider of real-time sales and customer service technology to become a well-recognized solution for companies doing business on the Internet. We intend to expand our traditional and online marketing activities to achieve these goals.

    MAINTAINING OUR TECHNOLOGICAL LEADERSHIP POSITION. We focus on the development of tightly integrated software design and network architecture that is both reliable and scalable. We continue to devote significant resources to technological innovation. Specifically, we plan to expand the features and functionality of our existing service, develop broader applications for our service and create new products and services that will benefit our expanding client base. We evaluate emerging technologies and industry standards and continually update our technology in response to changes in the real-time customer service industry. We believe that these efforts will allow us to effectively anticipate changing client and end-user requirements in our rapidly evolving industry.

    EVALUATING STRATEGIC ALLIANCES AND ACQUISITIONS WHERE APPROPRIATE. We intend to seek opportunities to form strategic alliances with or to acquire other companies that will enhance our business. We have entered into selected strategic alliances with customer service call centers and may enter into additional alliances in the future. We have no present plans or commitments with respect to any strategic alliances or acquisitions and we are not currently engaged in any material negotiations with respect to these opportunities.


    EXPANDING OUR INTERNATIONAL PRESENCE. We currently have more than 35 non-U.S. based clients in Europe, Asia, South America and the Middle East, all of which were sold and are serviced by our U.S. offices. We have also translated the user interface for the LivePerson service into a variety of languages, including presently, Dutch, French, German, Italian, Portuguese, Spanish and Swedish, and are currently making them available for our international clients. We intend to expand our international presence to better penetrate these markets and are evaluating strategies to implement international expansion.


THE LIVEPERSON SERVICE


    The LivePerson service appears on our clients' Web sites as a LivePerson-branded or custom-created icon. An Internet user browsing a client's Web site who desires assistance simply clicks on the icon, causing the LivePerson pop-up dialogue window to appear on the user's screen. An operator prompts the user with an offer of assistance, commencing a live text-based interaction. In many instances pre-formatted responses are used to respond to customer inquiries.


    In addition, an operator may offer hyperlinks to other parts of a client's Web site, product photos and graphics in the dialogue window. This allows an operator to easily present additional products or services, thereby maximizing sales opportunities.


    The LivePerson technology consists of five integrated components that form a comprehensive real-time interaction platform. We currently offer the features and functionality outlined below to all customers and intend to add more features in the future. These may include additional reporting and administrative tools, new interactive capabilities and data bridges to existing client systems.


                             [GRAPHIC APPEARS HERE]


    The graphic is a three-dimensional diagram surrounded by a box comprised of two layers. The first layer is subdivided into five equal sized cubes numbered 1 to 5 from left to right with the following titles: "Customer Interaction", "Direct Marketing", "Operator Control", "Administrator Control" and "Customer Data Collection" and a sixth cube titled "Future Component" that is raised slightly higher than cubes 1 to 5. The second layer is an undivided layer positioned directly below the first layer labelled "Integrated Network Infrastructure".

[GRAPHIC APPEARS HERE]
The graphic, positioned to the left of the text, is a larger cube positioned upon a smaller three-dimensional cube, with the number 1 in the larger cube.


              CUSTOMER INTERACTION. The customer interaction component is the core of real-time communication between our clients' operators and their customers.



               - REAL-TIME TEXT-BASED INTERACTION. Real-time text-based interaction is the communication vehicle between our clients' operators and their customers. Text is currently the preferred method of communication because it requires no special plug-ins or hardware and it can be stored and analyzed.


               - IMAGE / LINK / PAGE PRESENTER. An operator may present photographs, images or links to other Web pages or sites in the dialogue window in response to customer queries. An operator may also "push" Web pages to a customer's screen.

               - SHOPPING CART CONVERTER. The shopping cart converter is a pop-up window feature that is often used to help prevent shopping cart abandonment. Typically, after a customer has been at a shopping cart for a set period, a pop-up window will appear offering assistance. This enables the customer to instantly ask a question before completing or potentially abandoning a transaction.

               - EXIT SURVEY. A customizable exit survey is presented to the customer after each conversation. The survey can be modified in real time and is used by our clients primarily for gathering customer feedback, creating customer profiles and quality control.
[GRAPHIC APPEARS HERE]
The graphic, positioned to the left of the text, is a larger cube positioned upon a smaller three-dimensional cube, with the number 2 in the larger cube.


              DIRECT MARKETING. The direct marketing component enables Web site owners to classify customers and target outbound email to selected groups.


               - GROUP PROFILER. The group profiler provides administrators with the power to analyze, profile and classify customers based on various data collected in an exit survey. This is used by the administrator to understand customer patterns and to create customer groups.

               - EMAIL TARGETER. Based on information collected in exit surveys, the email targeter allows clients to target sales and marketing campaigns to selected customer groups.
[GRAPHIC APPEARS HERE]
The graphic, positioned to the left of the text, is a larger cube positioned upon a smaller three-dimensional cube, with the number 3 in the larger cube.


              OPERATOR CONTROL. The operator control component enables operators to efficiently manage interactions with multiple customers.


               - SKILL-BASED ROUTING. Customers can be routed to specific operators based on the operator's particular knowledge of specific products or services. For example, many of our clients have specialized operator groups focusing separately on sales or customer service to whom they selectively route inquiries. This routing complements and partially automates the alternative operator transfer capability.


               - ALTERNATIVE OPERATOR TRANSFER. The operator can transfer a customer to another operator or to an administrator with unique skills or knowledge.



               - PRE-FORMATTED RESPONSES. The operator can use and modify pre-formatted responses to assist in responding to a customer, rather than manually typing a response. Pre-formatted responses are usually created by administrators and may be accessed and modified on a real-time basis to continuously improve response time and quality. Operators preview and may edit pre-formatted responses to respond appropriately to customer inquiries.

[GRAPHIC APPEARS HERE]
The graphic, positioned to the left of the text, is a larger cube positioned upon a smaller three-dimensional cube, with the number 4 in the larger cube.


              ADMINISTRATOR CONTROL. The administrator control component enables administrators to manage operators.



               - OPERATOR EVALUATION TOOL. The administrator can view operator call activity by date, time, length and number of dialogues, and operator response time, enabling real time operator evaluation.


               - REAL-TIME OPERATOR CONTROL CENTER. The administrator can view the conversations between all operators online and their customers. Administrators can also participate in conversations to help operators respond to inquiries.
[GRAPHIC APPEARS HERE]
The graphic, positioned to the left of the text, is a larger cube positioned upon a smaller three-dimensional cube, with the number 5 in the larger cube.


              CUSTOMER DATA COLLECTION. The customer data collection component captures, stores and processes all customer information.


               - TEXT-BASED TRANSCRIPTS. All textual data, including exit survey data, are archived in an indexed database which can be queried on several criteria. Multiple transcripts from conversations with the same customer are saved within one record set, ensuring that an exact history of the customer's interaction is accurately maintained. Transcripts of prior conversations can be viewed by operators in real time as they interact with customers.

               - LAST-PAGE VIEWED TRACKER. The specific page that the customer viewed before entering into a LivePerson text-based interaction is captured and saved with the transcript of the dialogue.


               - BROWSER / IP ADDRESS TRACKER. The customer's browser type and IP address are captured and saved with the transcript of the dialogue.


               - EXIT SURVEY ANALYZER. Survey results and summaries can be instantly displayed, queried and graphed.

CLIENTS


    We currently have more than 450 clients, including dedicated Internet companies, Fortune 1000 companies and other companies with established commercial Web sites. Our service benefits companies of all sizes doing business on the Internet.

    The following is a selected list of clients using the LivePerson service as of March 8, 2000:



Adatom.com                     giftpoint.com                  MyHome.com
APC                            Gifts.com                      National Discount Brokers
Babygear.com                   GMAC's ditech.com              Neiman Marcus
clickandmove                   Hand Technologies              Playboy.com
betmaker.com                   Harris Interactive             PlayersOnly.com
CMC Group Plc                  HealthAxis.com                 Priceline.com
CollegeClub.com                Homelender.com                 PrintNation, Inc.
Comtrad Industries             IGoGolf                        Professional Shopper
CyBerCorp                      IMX Exchange                   ScreamingMedia
DigitalWork.com                Internet Financial Network     ShopAtHome
Drake Software Solutions       Intuit                         ShopNow
EarthLink                      iOwn.com                       The boxLot Company
ephones                        iQVC                           TradeCapture.com
eScore                         JB Oxford & Company            USABancShares
evesta.com                     Last Minute Network            USlaw.com
ExpressAutoparts.com           Laidlaw Global Services        Warrior Insurance Group
Financial Times                LookSmart                      WebHosting.com
firstsource.com                M&I Mortgage                   WhatsHotNow
Forextrading.com               Miadora


SALES, CLIENT SUPPORT AND MARKETING

    SALES. The sales cycle for the LivePerson service has generally been short. We sell LivePerson primarily via telephone as a monthly fee service. Due to the relatively low start-up costs of the LivePerson service, our experience has shown that purchase approval comes from customer service, sales or marketing managers, and requires little or no involvement on the part of a client's information technology staff.

    We sell primarily through a direct sales organization and target companies seeking to improve customer relations and increase Internet commerce activity. Additionally, potential clients have contacted us as a result of our participation in trade shows, press releases, news articles, online and offline advertising campaigns or visits to our Web site. We demonstrate the LivePerson service online and, for larger accounts, we provide in-person service demonstrations.


    We also have begun to enter into contractual arrangements that complement our direct sales force. These are primarily with Web hosting and call center service companies, and are in the form of value-added reseller or referral agreements pursuant to which the parties are paid a commission based on generated revenue.


    CLIENT SUPPORT. Our client services group assists the client in launching the LivePerson service, and manages our ongoing relationship with the client. Each client is assigned a client services manager who is responsible for day-to-day client interaction.

    The following steps are required to launch a new LivePerson client:

    -  ACCOUNT SETUP. We create operator names and passwords for our client.

    -  SITE SETUP. Our client places our HTML link on its Web site.

    - TRAINING. We provide telephone-based training of operators and administrators.

    Setup and training can generally be accomplished within the same day. We also maintain a 24-hour per day / seven-day per week help desk to assist clients with any technical concerns or issues.

    MARKETING. Our marketing strategy is focused on building brand awareness of LivePerson as a leading provider of real-time sales and customer service technology for companies doing business on the Internet. Our marketing targets dedicated Internet companies, Fortune 1000 companies and other companies with established commercial Web sites.

    Our strategic advertising campaigns utilize both traditional and online media. Our print advertising focuses on targeted trade publications, including Internet commerce and other categories, while our online advertising targets decision makers of companies doing business on the Internet. We also exhibit prominently at key industry trade shows.

    Our marketing strategy also includes aggressive public relations efforts. These initiatives include interviews with media and industry analysts which often result in published articles and studies. They also include speaking engagements and byline articles featuring our executives.

COMPETITION

    The market for real-time sales and customer service technology is new and intensely competitive. There are no substantial barriers to entry in this market, other than the ability to design and build scalable software and, with respect to outsourced solution providers, the ability to design and build scalable network architecture. Established or new entities may enter this market in the near future, including those that provide real-time interaction online, with or without the user's request.

    We compete directly with companies focused on technology that facilitates real-time sales and customer service interaction. Our competitors include customer service enterprise software providers such as eGain Communications Corp., eShare Technologies, Inc., Kana Communications, Inc. and WebLine Communications (a part of Cisco Systems' applications technology group), some of which are beginning to offer hosted solutions.

    We also face potential competition from larger enterprise software companies such as Oracle and Siebel Systems. In addition, established technology companies, including IBM, Hewlett-Packard and Microsoft, may also leverage their existing relationships and capabilities to offer real-time sales and customer service applications.

    Finally, we face competition from clients and potential clients that choose to provide a real-time sales and customer service solution in-house as well as, to a lesser extent, traditional offline customer service solutions, such as telephone call centers.

    We believe that competition will increase as our current competitors increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have:

    -  longer operating histories;

    -  larger client bases;

    -  greater brand recognition;

    -  more diversified lines of products and services; and

    -  significantly greater financial, marketing and other resources.

    These competitors may enter into strategic or commercial relationships with larger, more established and better-financed companies. These competitors may be able to:

    -  undertake more extensive marketing campaigns;

    -  adopt more aggressive pricing policies; and

    - make more attractive offers to businesses to induce them to use their products or services.

    Any delay in the general market acceptance of the real-time sales and customer service solution business model would likely harm our competitive position. Delays would allow our competitors additional time to improve their service or product offerings, and would also provide time for new competitors to develop real-time sales and customer service applications and solicit prospective clients within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share.

TECHNOLOGY

    Three key technological features distinguish the LivePerson service:

    - All of our customers share the same servers, databases, and network connections. We are therefore able to accommodate our expanding customer base and increasing system usage without incrementally adding new hardware or network infrastructure.

    - Our network, hardware and software are designed to accommodate our clients' demand for high-quality 24-hours per day / seven-days per week service.

    - As a hosted service we are able to add additional capacity and new features quickly and efficiently. This has enabled us to immediately provide these benefits simultaneously to our entire client base. In addition, it allows us to maintain a relatively short development and implementation cycle of several weeks.

As an ASP, we focus on the development of tightly integrated software design and network architecture. We have dedicated significant resources to designing our software and network architecture based on the fundamental principles of reliability and scalability.

    SOFTWARE DESIGN. Our software design provides a reliable store-and-forward message delivery solution that actively routes messages between operators and Internet users.

    The LivePerson real-time interaction platform can efficiently accommodate additional features and functionality due to its distributed processes, which can be replicated on several servers. In some cases, key processes are run independently to enhance performance. Our software design is also based on open standards. These standard protocols facilitate integration with our clients' legacy and third-party systems, and include:

    -  Java

    -  XML (Extensible Mark-up Language)

    -  HTML (Hypertext Mark-up Language)

    -  SQL (Structured Query Language)

    -  Internet Protocol (IP)

    NETWORK ARCHITECTURE. The software underlying our service is integrated with a scalable and reliable network architecture. Our network is scalable in that we do not need to incrementally add new hardware or network capacity for each new LivePerson client. This network architecture is supported by data centers that have redundant network connections, servers and other features, ensuring a high level of reliability.

    Our network architecture is also based on proprietary packet routing and server clustering techniques and superior network connectivity. Requests are routed among several servers dynamically to ensure uninterrupted service. In addition, we use a "multi-homed" Internet access system, which incorporates multiple direct Internet connections to reduce the impact of latency that may occur on different parts of the Internet. This design enables our clients and their customers to efficiently connect to our servers.

    We also use advanced load-balancing techniques to ensure that each LivePerson conversation is connected at an optimal speed and that no single point of failure can affect the LivePerson service.

GOVERNMENT REGULATION


    We are subject to federal, state and local regulation, including laws and regulations applicable to access to or commerce over the Internet. Due to the increasing popularity and use of the Internet and various other online services, it is likely that a number of new laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our clients or their customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might also impair the growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as intellectual property, taxation and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.


    As a result of collecting data from live online customer dialogues, our clients may be able to analyze the commercial habits of their customers. Privacy concerns may cause customers to avoid online sites that collect such behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, our clients may be harmed by any laws or regulations that restrict their ability to collect or use this data. Several states have proposed legislation that would govern the collection and use of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has initiated actions against online services regarding the manner in which information is collected from users, used by online services and/or provided to third parties, and has begun investigations into the privacy practices of companies that collect information about individuals on the Internet. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of some user information. Changes to existing domestic or international laws or the passage of new laws intended to address these or other issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.

    It may take years to determine how existing laws apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, as we expand outside the U.S., the international regulatory environment relating to the Internet could have a material and adverse effect on our business, results of operations and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS


    We rely upon a combination of patent, copyright, trade secret and trademark law, written agreements and common law to protect our proprietary technology, processes and other intellectual property, to the extent that protection is sought or secured at all. We currently have one U.S. patent application pending. To the extent that the invention described in our U.S. patent application was made public prior to the filing of the application, we may not be able to obtain patent protection in certain foreign countries. In addition, we have a common law trademark, "LivePerson", and three pending U.S. trademark applications. The trademark examiner assigned to our applications has issued non-final office actions with respect to our applications, requesting additional information and making initial refusals. However, no final determinations as to the registrability of the marks have been made. We are in the process of responding with respect to our applications, to these office actions prior to their respective deadlines, but ultimately we may not be able to secure registration of our trademarks. We do not have any trademarks registered outside the U.S., nor do we have any trademark applications pending outside the U.S.


    Although we rely on patent, copyright, trade secret and trademark law, written agreements and common law, we believe that factors such as the technological and creative skills of our personnel, new service developments, frequent enhancements and reliable maintenance are more essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology. We enter into confidentiality and other written agreements with our employees, consultants and strategic partners, and through written agreements, control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to copy or otherwise obtain and use our service or technology or otherwise develop a service with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

    Substantial litigation regarding intellectual property rights exists in the software industry. Our service may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of services in different industry segments overlaps. Some of our competitors in the market for real-time sales and customer service solutions may have filed or may intend to file patent applications covering aspects of their technology. Although we believe that our service and technology do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we may be subject to claims alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant amounts in litigation, distract management from other tasks of operating our business, pay damage awards, delay delivery of the LivePerson service, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of any such infringement. Therefore, such claims could have a material adverse effect on our business, results of operations and financial condition.

EMPLOYEES


    As of March 8, 2000, we had 125 full-time employees. Members of senior management have entered into employment agreements with us, some of which are described in "Management--Employment Agreements." None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

FACILITIES




    We currently lease an aggregate of approximately 25,000 square feet at our headquarters location in New York City, consisting of a lease for approximately 17,000 square feet expiring in October 2006 and a sub-lease for approximately 8,000 square feet expiring in September 2000. We also lease an additional, approximately 6,000 square foot location in New York City, expiring in April 2000. In addition, in March 2000, we entered into a lease for an aggregate of approximately 83,500 square feet on two floors at a location in New York City which we expect to occupy in the third quarter of 2000.



    We currently maintain offices in San Francisco subleased to us by one of our investors, which we expect to vacate upon relocation to our new facility of approximately 7,850 square feet. We expect to relocate in the second quarter of 2000. The term of the lease for our new facility expires in January 2005.


LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings. We may be subject to various claims and legal actions arising in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


    The executive officers, key employees and directors of LivePerson, and their ages and positions as of March 8, 2000, are:



NAME                                  AGE       POSITION
----                              -----------   --------
Robert P. LoCascio*.............          31    President, Chief Executive Officer and Chairman of the Board
Dean Margolis*..................          42    Chief Operating Officer
Timothy E. Bixby*...............          35    Executive Vice President, Chief Financial Officer, Secretary and
                                                  Director
Scott E. Cohen*.................          41    Executive Vice President, Sales/Client Services
James L. Reagan*................          34    Chief Technology Officer
Vincent Beese...................          34    Vice President, Sales
Victor K. Cheng.................          26    Vice President, Product Management
Dwight D. Foster................          37    Vice President, West Coast Sales
Christopher L. Smith............          32    Vice President, Client Services
Lawrence A. Wasserman...........          34    Vice President, Marketing
Richard L. Fields...............          43    Director
Wycliffe K. Grousbeck...........          38    Director
Kevin C. Lavan..................          47    Director
Edward G. Sim...................          29    Director


----------------------------

*   Denotes Executive Officer.


    ROBERT P. LOCASCIO has been our President, Chief Executive Officer and Chairman of our board of directors since our inception in November 1995.
Mr. LoCascio founded our company as Sybarite Interactive Inc., which developed a community-based web software platform known as TOWN. Before founding Sybarite Interactive, through November 1995, Mr. LoCascio was the founder and Chief Executive Officer of Sybarite Media Inc. (known as IKON), a developer of interactive public kiosks that integrated interactive video features with advertising and commerce capabilities. Mr. LoCascio received a B.B.A. from Loyola College.



    DEAN MARGOLIS has been our Chief Operating Officer since January 2000. From December 1996 until August 1999, Mr. Margolis was the founder and Chief Executive Officer of Comet Systems, Inc., a Web site tools company which licenses technology that allows a Web site publisher to change the appearance of its cursor. Mr. Margolis was a consultant to several Internet companies between August 1999 and January 2000, and between October 1995 and December 1996. From November 1993 to October 1995, Mr. Margolis was President of Blackberry Technologies, Inc., a software development firm. From April 1989 until November 1993, Mr. Margolis held various sales management positions with ABT Corporation, a project management software company. Mr. Margolis received a M.B.A. and a M.S. from Harvard University, and a B.A. from Columbia University.



    TIMOTHY E. BIXBY has been our Chief Financial Officer since June 1999, our Secretary and a director since October 1999 and an Executive Vice President since January 2000. From March 1999 until May 1999, Mr. Bixby was a private investor. From January 1994 until February 1999, Mr. Bixby was Vice President of Finance for Universal Music & Video Distribution Inc., a manufacturer and distributor of recorded music and video products, where he was responsible for internal financial operations, third party distribution deals and strategic business development. From October 1992 through January 1994, Mr. Bixby was Associate Director, Business

Development, with the Universal Music Group. Prior to that, Mr. Bixby spent three years in Credit Suisse First Boston's mergers and acquisitions group as a financial analyst. Mr. Bixby received a M.B.A. from Harvard University and an A.B. from Dartmouth College.



    SCOTT E. COHEN has been our Executive Vice President, Sales/Client Services since November 1999 and was our Executive Vice President of Sales from March 1999 until November 1999. Mr. Cohen was a consultant to several Internet companies between January 1999 and March 1999. From February 1998 to
December 1998, Mr. Cohen was Senior Vice President, Strategic Alliances and Direct Marketing at 24/7 Media, Inc., an online advertising network. Mr. Cohen was Senior Vice President of Sales for Petry Interactive, Inc. from August 1997 until February 1998, and Vice President of Business Development from
November 1996 until August 1997. From November 1992 through November 1996,
Mr. Cohen held various positions with companies held by MacAndrews & Forbes Holdings Inc., including Sales Executive and Manager of Business Development at New World Communications Inc. and Director of Real Estate at Revlon Consumer Products Corporation. Mr. Cohen received a M.B.A. from the University of Rochester.



    JAMES L. REAGAN has been our Chief Technology Officer since January 2000. Prior to joining us, Mr. Reagan was Vice President, Technology Risk Management for First Union National Bank, from June 1998 through December 1999, where he led the risk management process associated with the strategy, use and deployment of First Union's Internet commerce technology. From September 1996 through
June 1998, Mr. Reagan was Director of Strategic Information Technology for AverStar, Inc., a systems and software development company, where he managed strategic information technology products. From February 1985 through September 1996, Mr. Reagan was in the United States Army, where most recently he was a senior project manager in charge of management and operations for military intelligence projects. Mr. Reagan received a M.S. from Bowie State University and a B.A. from the State University of New York.



    VINCENT BEESE has been our Vice President, Sales since May 1999. Prior to joining us, from August 1996 through April 1999, Mr. Beese was the Advertising and Alliance Director for AT&T's Interactive Group, concentrating on developing strategic partnerships, as well as Internet commerce and advertising opportunities. Prior to that, from April 1994 through August 1996, Mr. Beese held various positions at BPI Communications Inc. including Marketing Associate and Product Manager for Billboard Electronic Publishing Group, responsible for product development, generating revenue and increasing new subscribers. Mr. Beese received a B.A. from the University of Maryland.



    VICTOR K. CHENG has been our Vice President, Product Management since January 2000 and was Assistant to the Chief Executive Officer from September 1999 through January 2000. Prior to joining us, Mr. Cheng founded and was Chief Executive Officer of eHaHa.com, Inc., a Web site serving online communities, from January 1999 through August 1999. From March 1998 through December 1998, Mr. Cheng founded and was Chief Executive Officer of Small Biz Media, Inc., an online purchasing alliance for small businesses. Between September 1995 and February 1998, Mr. Cheng worked for the consulting firm McKinsey & Company, as an Associate from July 1997 through February 1998, and as a Business Analyst between September 1995 and June 1997. Mr. Cheng received a M.A. and a B.A. from Stanford University.



    DWIGHT D. FOSTER has been our Vice President, West Coast Sales since August 1999. Prior to joining us, Mr. Foster was Western Region Account Manager for Net Perceptions, Inc., from December 1997 through July 1999, responsible for southern California as well as strategic accounts in the San Francisco area. Prior to that, from November 1996 through December 1997, Mr. Foster was an Account Executive with Careerbuilder.com. From July 1995 through November 1996, Mr. Foster was Director of Business Development for Genwell Corp., a systems integrator.

From January 1994 through July 1995, Mr. Foster was Director of Sales and Marketing for RangeStar International, an antenna manufacturer. Mr. Foster received a B.A. from the University of Colorado.



    CHRISTOPHER L. SMITH has been our Vice President, Client Services since September 1999. Before joining us, Mr. Smith was Manager of Strategic Development at Comcast Online Communications, a division of Comcast Corporation, from March 1996 to September 1999, responsible for launching and developing InYourTown.com, a network of city guides. Before that, Mr. Smith founded Travel Media Services, Inc., a provider of travel products distributed by television infomercials, serving as President from March 1995 to March 1996. From
September 1990 to July 1993, Mr. Smith was a Relationship Manager at The Chase Manhattan Bank, responsible for small and middle market commercial clients. Mr. Smith received a M.B.A. from Columbia University and a B.A. from Duke University.



    LAWRENCE A. WASSERMAN has been our Vice President, Marketing since March 1999. Prior to joining us, from March 1998 through January 1999, Mr. Wasserman was Director, U.S. Marketing for Bertelsmann AG, helping develop the business and marketing strategy for their online book retailer, BOL.com. Prior to that, from March 1997 through February 1998, Mr. Wasserman was Director, Interactive Media in the Interactive Media Department for Bertelsmann's Doubleday Direct, Inc. Prior to that, from May 1994 through February 1997, Mr. Wasserman was Director, Current Member Marketing, for Doubleday Direct's Specialty Clubs division. Mr. Wasserman received a M.B.A. from the University of Michigan and a B.S. from the State University of New York.



    RICHARD L. FIELDS has been a director since July 1999, having been elected pursuant to the terms of the Second Amended and Restated Stockholders' Agreement dated as of July 19, 1999. Mr. Fields is a Managing Director of the investment banking firm Allen & Company Incorporated, where he has been employed since 1986. Mr. Fields is a director of VoiceStream Wireless Corporation and the Telecommunications Development Fund. Mr. Fields received a J.D. from Harvard University, a M.B.A. from Stanford University and a B.S. from the Massachusetts Institute of Technology.



    WYCLIFFE K. GROUSBECK has been a director since July 1999, having been elected pursuant to the terms of the Second Amended and Restated Stockholders' Agreement dated as of July 19, 1999. Mr. Grousbeck has been a General Partner of Highland Capital Partners, Inc. since August 1996 and joined as an Associate in May 1995. Mr. Grousbeck was the founder, and President from September 1993 to May 1995, of Grousbeck Medical Resources Inc., a start-up consumer medical information and research company. Mr. Grousbeck is a director of EXACT Laboratories, Inc., GuruNet Corporation, Mantra Software Corporation and Odyssey Healthcare, Inc. Mr. Grousbeck received a M.B.A. from Stanford University, a J.D. from the University of Michigan and an A.B. from Princeton University.



    KEVIN C. LAVAN has been a director since January 2000. Mr. Lavan is currently an Executive Vice President of Wunderman Cato Johnson, the direct marketing and customer relationship marketing division of Young & Rubicam Inc. From February 1997 to March 1999, Mr. Lavan was Senior Vice President of Finance at Young & Rubicam. From January 1995 to February 1997, Mr. Lavan held various positions at Viacom Inc., including Controller, and Chief Financial Officer for Viacom's subsidiary, MTV Networks. Mr. Lavan received a B.S. from Manhattan College.



    EDWARD G. SIM has been a director since January 1999, having been elected pursuant to the terms of the Stockholders' Agreement dated as of January 21, 1999. Since October 1999, Mr. Sim has been a Managing Director of Wit Capital Corporation's Venture Capital Fund Group. Since April 1998, Mr. Sim has been a Managing Director and Senior Vice President of DT Advisors LLC, which is the managing entity of Dawntreader Fund I LP, and whose members now manage

Wit Capital's venture capital funds. From April 1996 to April 1998, Mr. Sim was an Associate with Prospect Street Ventures, a New York venture capital firm, and from May 1994 to April 1996, he was a member of the Structured Derivatives Group at J.P. Morgan Investment Management Inc. Mr. Sim is a director of expertcity.com, inc., Flashbase, Inc., GuruNet Corporation and MaterialNet, Inc. Mr. Sim received an A.B. from Harvard University.


COMPOSITION OF THE BOARD

    Prior to the closing of this offering, we intend to file an amended and restated certificate of incorporation pursuant to which our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors has resolved that Mr. Fields and Mr. Sim will be Class I Directors whose terms expire at the 2000 annual meeting of stockholders.
Mr. Grousbeck and Mr. Bixby will be Class II Directors whose terms expire at the 2001 annual meeting of stockholders. Mr. Lavan and Mr. LoCascio will be Class III Directors whose terms expire at the 2002 annual meeting of stockholders. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal.

BOARD COMMITTEES


    The Audit Committee of our board of directors reviews, acts on and reports to our board of directors with respect to various auditing and accounting matters, including the recommendations of our independent auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our auditors and our accounting practices. The members of the Audit Committee are Mr. Fields, Mr. Grousbeck and Mr. Lavan.



    For our common stock to be included in the Nasdaq National Market, each member of the Audit Committee of our Board of Directors must be considered independent under Nasdaq's rules. Among other things, a director is not independent under Nasdaq rules if he or she has been employed by us or our affiliates in the current year or past three years. One non-independent director may serve on the Audit Committee if our Board determines it to be in the best interests of our company and our stockholders, but our current officers or other employees are not able to serve on the Audit Committee under this exception.


    The Compensation Committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are Mr. Lavan, Mr. Sim and Mr. LoCascio.

DIRECTOR COMPENSATION


    Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will not receive a fee for attendance in person at meetings of the board of directors or committees of the board of directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings. Pursuant to our 2000 Stock Incentive Plan, non-employee directors will be granted 15,000 options to purchase common stock upon completion of this offering. In addition, non-employee directors will be granted 5,000 options to purchase common stock on each anniversary of their election to the board of directors.

EMPLOYMENT AGREEMENTS

    Robert P. LoCascio, our President and Chief Executive Officer, is employed pursuant to an employment agreement entered into as of January 1, 1999. After its initial term, which expires on January 1, 2002, our agreement with Mr. LoCascio will extend automatically for one-year terms on each of January 1, 2002 and January 1, 2003, unless either we or Mr. LoCascio gives notice not to extend the term of the agreement. Mr. LoCascio is entitled to receive an annual base salary of $125,000, plus an annual discretionary bonus of up to $50,000, determined by our board based upon achievement of performance objectives. If
Mr. LoCascio is terminated by us without cause or following a material change or diminution in his duties, a reduction in his salary or bonus, or if we are sold or following a change in control of our company, or if we relocate him to a location outside the New York metropolitan area, we must pay him an amount equal to the amount of his salary for the 12 months following the date of termination, and the pro rata portion of the bonus he would have been entitled to receive for the fiscal year in which the termination occurred. These amounts are payable in three monthly installments beginning 30 days after his termination. Pursuant to the agreement, for a period of one year from the date of termination of Mr. LoCascio's employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.


    On January 28, 2000, we entered into a three-year employment agreement with Dean Margolis, our Chief Operating Officer. We will pay Mr. Margolis a fixed annual base salary of $175,000, plus an annual discretionary bonus.
Mr. Margolis is also eligible under the agreement to receive a long-term incentive award, determined by our board, consisting of options to purchase common stock, with the initial award of options to purchase up to 510,000 shares of common stock at a purchase price of $3.33 per share. These options will begin vesting on July 1, 2000 in four equal annual installments. If, within 24 months after a change in control of our company, we terminate Mr. Margolis without cause or if he terminates his employment with us because we have reduced his compensation or materially changed his duties or responsibilities, we will pay him a lump-sum amount equal to one-half of his annual base salary and any unvested options will vest immediately. In addition, if Mr. Margolis otherwise terminates his employment following a change in control of our company, any options which would have vested within 12 months after such termination will continue to vest under the original vesting schedule. Pursuant to the agreement, for a period of one year from the date of termination of Mr. Margolis's employment, he may not directly or indirectly compete with us including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.



    Timothy E. Bixby, our Chief Financial Officer, is employed pursuant to an employment agreement entered into as of June 23, 1999, which shall continue until it is terminated by either party. Pursuant to the agreement, Mr. Bixby receives an annual base salary of $140,000 and an annual discretionary bonus. Mr. Bixby is also eligible to receive a long-term incentive award determined by our board consisting of options to purchase common stock, with the initial award of options to purchase up to 202,500 shares of common stock at a purchase price of $0.67 per share. Twenty-five percent of those options vested on January 1, 2000 and the remaining options will vest in three equal annual installments starting on January 1, 2001. In October 1999, Mr. Bixby was granted options to purchase up to an additional 97,500 shares of common stock at a purchase price of $2.00 per share. These options begin vesting on July 1, 2000 in four equal annual installments. In January 2000, Mr. Bixby was granted options to purchase up to an additional 75,000 shares of common stock at a purchase price of $3.33 per share. These options begin vesting on July 1, 2000 in four equal annual installments. If Mr. Bixby is terminated following a change in control of our company or if he terminates his employment with us following a reduction in his salary, a material change or diminution in his duties or if Robert LoCascio is no longer our President or Chief Executive Officer, all of his options will vest immediately, and we must pay him a lump-sum amount equal to his annual salary, and the pro rata portion of the bonus he would have been entitled to receive for the year in which the termination occurred. Pursuant to the agreement, for a period of one year from the date of termination of Mr. Bixby's employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.



    Scott E. Cohen, our Executive Vice President, Sales/Client Services, is employed pursuant to an employment agreement entered into as of March 29, 1999. The agreement's initial term expires on March 31, 2000 and has been extended for one year. Mr. Cohen receives an annual base salary of $185,000 and an annual discretionary bonus. For the first year of the agreement's term, we have agreed to pay Mr. Cohen commissions on a quarterly basis in the amount of 10% of the portion of our gross sales (consisting of revenues from sales invoiced by us, net of tax and other surcharges payable by us and amounts rebated or refunded) in excess of $1,000,000 during the first year of his employment. For the second year of the agreement's term, we will pay him commissions on a quarterly basis in the amount of 10% of the first $1,000,000 of gross sales in excess of the amount of gross sales in the first year, plus 7.5% of all gross sales in excess of that amount. Additionally, we granted Mr. Cohen options to purchase up to 588,960 shares of common stock at a purchase price of $0.80 each. Fifty percent of those options will vest on March 31, 2000 with the remainder vesting on March 31, 2001. We also, in March 2000, granted Mr. Cohen options to purchase an additional 240,000 shares of common stock at a purchase price of $6.67 per share, which options vested upon grant. If (1) Mr. Cohen is terminated following a sale or a change in control of our company or (2) if Mr. Cohen chooses to terminate his employment because he is no longer serving in a senior executive capacity or because Robert LoCascio is no longer our President or Chief Executive Officer, we must pay him the salary and the amount of commissions that he would have earned for a period of four months after the date of termination had we not terminated him, reduced by any amount he earns as a result of his employment by any business in that four-month period. In addition, any options which would have vested on the first vesting date following the date of termination as a result of a change in control will vest immediately upon such termination. Pursuant to the agreement, for a period of one year from the date of termination of Mr. Cohen's employment, he may not directly or indirectly compete with us, including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.



    On January 3, 2000, we entered into a three-year employment agreement with James L. Reagan, our Chief Technology Officer. We will pay Mr. Reagan a fixed annual base salary of $165,000, plus an annual discretionary bonus, of which $20,000 was paid upon commencement of his employment. In addition, Mr. Reagan received a starting bonus of $20,000. Mr. Reagan is also eligible under the agreement to receive a long-term incentive award, determined by our board, consisting of options to purchase common stock, with the initial award of options to purchase up to 300,000 shares of common stock at a purchase price of $2.00 per share. These options will begin vesting on January 1, 2001 in four equal annual installments. If, within 24 months after a change in control of our company, we terminate Mr. Reagan without cause, we will pay him a lump sum amount equal to two-thirds of his annual base salary. In addition, any options which would have vested within 24 months after such termination will vest immediately. Pursuant to the agreement, for a period of one year from the date of termination of Mr. Reagan's employment, he may not directly or indirectly compete with us including, but not limited to, being employed by any business which competes with us, or otherwise acting in a manner intended to advance an interest of a competitor of ours in a way that will or may injure an interest of ours.


EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned for all services rendered to us in all capacities during 1999 by our Chief Executive Officer and our most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 in 1999 and who served as executive officers at the end of 1999.

                           SUMMARY COMPENSATION TABLE


                                                                ANNUAL                LONG-TERM
                                                             COMPENSATION        COMPENSATION AWARDS
                                                          -------------------   ---------------------
                                                           SALARY     BONUS     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                 ($)        ($)           OPTIONS (#)
---------------------------                               --------   --------   ---------------------
Robert P. LoCascio......................................  108,000     50,000                --
  Chief Executive Officer

Timothy E. Bixby(1).....................................   73,231         --           300,000
  Chief Financial Officer

Scott E. Cohen(2).......................................  138,250         --           588,960
  Executive Vice President,
  Sales/Client Services


----------------------------

(1) Mr. Bixby became our Chief Financial Officer in June 1999. His annualized salary for 1999 was $140,000.

(2) Mr. Cohen became our Executive Vice President in March 1999. His annualized salary for 1999 was $185,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding exercisable and unexercisable stock options granted to each of the named executive officers in the last fiscal year. No stock appreciation rights were granted to the named executive officers during the year ended December 31, 1999. Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the assumed market value on the date of grant,
(2) assuming that the aggregate stock value derived from that calculation compounds annually for the entire term of the option and (3) subtracting from that result the aggregate option exercise price.


                                          INDIVIDUAL GRANTS (1)
                       -----------------------------------------------------------
                                      PERCENT OF
                                         TOTAL                                          POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF       OPTIONS                                         ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES    GRANTED TO                                        PRICE APPRECIATION FOR OPTION
                        UNDERLYING     EMPLOYEES    EXERCISE OR                                    TERM (2)
                         OPTIONS       IN FISCAL    BASE PRICE       EXPIRATION      ------------------------------------
NAME                   GRANTED (#)     YEAR (%)       ($/SH)            DATE           0% ($)       5% ($)      10% ($)
----                   ------------   -----------   -----------   ----------------   ----------   ----------   ----------
Robert P. LoCascio...         --           --            --              --                --           --           --
Timothy E. Bixby.....    202,500          6.7          0.67        June 23, 2009       35,100      142,075      306,196
                          97,500          3.2          2.00       October 25, 2009     21,450      157,574      366,416
Scott E. Cohen.......    588,960         19.4          0.80        March 31, 2004          --       70,041      211,771


--------------------------------

(1) Each option represents the right to purchase one share of common stock.
    Mr. Bixby's 202,500 options which expire on June 23, 2009 vested 25% on January 1, 2000 and will vest an additional 25% on each anniversary thereof. Mr. Bixby's 97,500 options which expire on October 25, 2009 will vest 25% on July 1, 2000 and will vest an additional 25% on each anniversary thereof. Mr. Cohen's options will vest 50% on March 31, 2000 and 50% on March 31, 2001.



(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the assumed fair market value on the date of grant. The assumed fair market values on the dates of grant relevant to this table were $0.72 per share for options granted between January 21, 1999 and May 3, 1999, $0.84 per share for options granted between May 4, 1999 and July 18, 1999 and $2.22 per share for options granted between July 19, 1999 and October 25, 1999. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved. See "Risk Factors."


                    AGGREGATED OPTION EXERCISES IN THE YEAR
               ENDED DECEMBER 31, 1999 AND YEAR-END OPTION VALUES

    The following table provides certain summary information concerning stock options held as of December 31, 1999 by each of the named executive officers. No options were exercised during fiscal 1999 by any of the named executive officers. The value of the unexercised in-the-money options at December 31, 1999 is based on the assumed fair market value of our common stock at December 31, 1999, less the exercise price of the option, multiplied by the number of shares underlying the options.


                                            NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                                      OPTIONS AT DECEMBER 31, 1999 (#)       AT DECEMBER 31, 1999 ($) (1)
                                     -----------------------------------   --------------------------------
NAME                                   EXERCISABLE       UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                                 ----------------   ----------------   -----------   ------------------
Robert P. LoCascio.................           --                 --              --                      --
Timothy E. Bixby...................           --            202,500              --               2,700,000
                                              --             97,500              --               1,170,000
Scott E. Cohen.....................           --            588,960              --               7,774,272


--------------------------

(1) There was no public trading market for our common stock as of December 31, 1999. The value of unexercised in-the-money options has been calculated using an assumed value of $14.00 per share, the mid-point of the range set forth on the cover page of this prospectus.

2000 STOCK INCENTIVE PLAN



    We intend to adopt the 2000 Stock Incentive Plan (the "2000 Plan"), which is intended to serve as the successor equity incentive program to our Stock Option and Restricted Stock Purchase Plan (the "1998 Plan"). The 2000 Plan will become effective upon its adoption by our board of directors and ratification by our stockholders prior to the date of this offering.



    10,000,000 shares of common stock have been authorized for issuance under the 2000 Plan. This share reserve consists of the shares which were available for issuance under the 1998 Plan on the effective date of the 2000 Plan plus an additional increase of approximately 4,150,000 shares. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 1,500,000 shares. However, in no event may any one participant in the 2000 Plan receive option grants or direct stock issuances for more than 500,000 shares in the aggregate per calendar year.



    Outstanding options under the 1998 Plan will be incorporated into the 2000 Plan upon the date of this offering, and no further option grants will be made under that plan. The incorporated options will continue to be governed by their existing terms, unless the compensation committee extends one or more features of the 2000 Plan to those options. However, except as otherwise noted below, the outstanding options under the 1998 Plan contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 2000 Plan.



    The 2000 Plan has five separate programs:



    - the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock;



    - the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services;



    - the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;



    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members; and



    - the director fee option grant program under which non-employee Board members may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.



    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance (which may be less than, equal to or greater than the fair market value of the shares), the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program or director fee option grant program for the non-employee board members.



    The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.



    In the event that we are acquired, whether by merger or asset sale or board-approved sale by our stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options and issue shares which will accelerate
(i) in the acquisition even if the options are assumed and repurchase rights assigned, (ii) in connection with a hostile change in control (effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members) or (iii) upon a termination of the individual's service following a change in control or hostile take-over.



    In the event of an acquisition of our company (by merger or asset sale), options currently outstanding under the 1998 Plan will be assumed by the successor corporation. Such options are not by their terms subject to acceleration in connection with any other change in control or hostile take-over.



    Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the 1998 Plan.



    The compensation committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from the 1998 Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.



    In the event our compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control of the company.



    Under the automatic option grant program, each individual who first joins the board after the date of this offering as a non-employee board member will automatically be granted an option for 15,000 shares of our common stock at the time of his or her commencement of board service, provided such individual has not been in our prior employ. In addition, on the date of each of our annual stockholders' meeting held after the date of this offering, each individual who is to continue to serve as a non-employee Board member after such meeting will receive an option grant to purchase 5,000 shares of common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to our right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. Each 15,000-share option grant will vest, and the repurchase right will lapse, in a series of three equal successive annual installments upon the optionee's completion of each year of Board service over the three-year period measured from the grant date. Each 5,000-share option grant will vest, and the repurchase right will lapse, upon the optionee's completion of one year of Board service measured from the grant date. However, each such outstanding option will immediately vest upon a change in control, a hostile takeover or the death or disability of the optionee while serving as a Board member.



    If the director fee option grant program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.



    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to the company upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.



    The board may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. The 2000 Plan will terminate no later than March 2010.

EMPLOYEE STOCK PURCHASE PLAN



    We intend to adopt the 2000 Employee Stock Purchase Plan (the "ESPP"), which is intended to serve (along with the 2000 Plan) as the successor program to the 1998 Plan. The ESPP will be adopted by our board of directors and ratified by our stockholders prior to the date of this offering. The ESPP will become effective immediately upon the execution of the underwriting agreement for this offering. The ESPP is designed to allow our eligible employees and eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 450,000 shares of our common stock will initially be issued under the ESPP. The share reserve will automatically increase on the first trading day of January of each year beginning in January 2001, by 0.50% of the total shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed 150,000 shares. In no event, however, may any participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 112,500 shares on any one semi-annual purchase date.



    The ESPP will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002, and subsequent offering periods will be set by the compensation committee. Shares will be purchased for the participants semi-annually (the last business day of October and April each year) during the offering period. The first purchase date will occur on October 31, 2000. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.



    Individuals who are eligible employees on the start date of any offering period may enter the ESPP on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 of each year). Individuals who become eligible employees after the start date of the offering period may join the ESPP on any subsequent semi-annual entry date within that period.



    A participant may contribute up to 15% of his or her cash compensation through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date. The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.



    The board may at any time amend or modify the ESPP. The ESPP will terminate no later than the last business day in March 2010.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


PREFERRED STOCK INVESTMENTS


    We issued 2,541,667 shares of series A convertible preferred stock in January 1999; 1,142,857 shares of series B convertible preferred stock in May 1999; 5,132,433 shares of series C redeemable convertible preferred stock in July 1999 and 3,157,895 shares of series D redeemable convertible preferred stock in January 2000. Substantially all of our shares of convertible preferred stock have been sold to venture capital funds. The detailed description of the beneficial ownership within each venture capital fund, and cumulative ownership information for entities that hold a 5% or more beneficial interest, is contained in "Principal Stockholders," and the footnotes thereto, to the extent not described below. Each share of convertible preferred stock will automatically convert into common stock upon closing of this offering at a two-for-three ratio.



    SERIES A CONVERTIBLE PREFERRED STOCK. We sold 2,500,000 shares of series A convertible preferred stock in January 1999 at a purchase price per share of $1.20 for gross proceeds of $3,000,000. In these transactions, we sold:



    -  937,500 shares to Dawntreader Fund I LP;



    -  937,500 shares to FG-LP, an entity affiliated with FGII;



    -  416,667 shares to Sterling Payot Capital, LP; and



    -  208,333 shares to an affiliate of Silicon Alley Venture Partners, LLC.



A portion of the series A convertible preferred stock issued to FG-LP was issued in satisfaction of a promissory note made by us in the amount of $100,000, plus interest. In addition, we issued 41,667 shares to Silicon Alley Venture Partners, LLC in exchange for consulting services related to the sale of the series A convertible preferred stock.



    We also issued warrants to these investors at an exercise price of $1.60 per share. These warrants have a purchase price of $0.003 per warrant, expire in January 2004 and are exercisable at any time. The expiration date of the warrants may be accelerated in certain circumstances, if the managing underwriter of this offering determines that the failure to accelerate the expiration or exercise of the warrant could adversely affect this offering; however, we have been informed by Chase Securities Inc. that they do not intend to do so. These warrants are exercisable for:



    -  175,781 shares by Dawntreader Fund I LP;



    -  175,781 shares by FG-LP;



    -  78,124 shares by Sterling Payot Capital, LP; and



    -  39,063 shares by an affiliate of Silicon Alley Venture Partners, LLC.



    SERIES B CONVERTIBLE PREFERRED STOCK. We sold 1,142,857 shares of series B convertible preferred stock in May 1999 at a purchase price per share of $1.40 for gross proceeds of $1,600,000. In these transactions, we sold:



    -  892,857 shares to Allen & Company Incorporated;



    -  35,714 shares to Alan Braverman; and



    -  214,286 shares to Sculley Brothers LLC.



    We also issued warrants to these investors at an exercise price of $1.60 per share. These warrants have a purchase price of $0.003 per warrant, expire in May 2004 and are exercisable at any time. The expiration date of the warrants may be accelerated in certain circumstances, if the managing underwriter of this offering determines that the failure to accelerate the warrant could adversely affect this offering; however, we have been informed by Chase Securities Inc. that they do not intend to do so. These warrants are exercisable for:



    -  195,313 shares by Allen & Company Incorporated;



    -  7,812 shares by Alan Braverman; and



    -  46,875 shares by Sculley Brothers LLC.



    SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK. We sold 5,132,433 shares of series C redeemable convertible preferred stock in July 1999 at a purchase price per share of $3.70 for gross proceeds of $18,990,000. In these transactions, we sold:



    - 2,162,162 shares to Highland Capital Partners IV Limited Partnership and an affiliated entity;



    -  608,108 shares to FG-LPC, an entity affiliated with FGII;



    -  540,540 shares to Dawntreader Fund I LP;



    -  67,568 shares to Allen & Company Incorporated;



    -  810,811 shares to The Goldman Sachs Group, Inc. and an affiliated entity;



    -  202,703 shares to Sterling Payot Capital, LP;



    - 121,622 shares to entities affiliated with Silicon Alley Venture Partners, LLC;



    -  108,108 shares to entities which are affiliates of Chase Securities Inc.;



    - 432,432 shares to Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Chase Securities Inc.;



    -  67,568 shares to Henry R. Kravis;



    -  8,108 shares to Esther Dyson; and



    -  2,703 shares to Mark Lipschultz.



    SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK. We sold 3,157,895 shares of series D redeemable convertible preferred stock on January 27, 2000, at a purchase price per share of $5.70 for gross proceeds of $18,000,000. In these transactions, we sold:



    -  1,754,386 shares to Dell USA, L.P.;



    -  350,878 shares to entities affiliated with MSD Capital, L.P.; and



    -  1,052,631 shares to NBC Interactive Media, Inc.


OPTION GRANT


    In April 1999, we granted options to purchase up to 16,065 shares of common stock, which vested on July 1, 1999, to Kevin Lavan, a director, for advisory services rendered prior to his appointment to our board of directors.



SAN FRANCISCO LEASE



    Since August 1999, we have leased our San Francisco office space pursuant to a month-to-month agreement with Sterling Payot Capital LP, one of our investors. Our monthly payments for rent and shared services are approximately $11,000 and, to date, we have paid an aggregate of approximately $82,500 under the lease. We believe that this lease is on terms no less favorable to us than could be obtained from unaffiliated third parties. We expect to terminate this agreement upon relocation into our new San Francisco offices, which is expected to occur in the second quarter of 2000.


CHIEF OPERATING OFFICER CONSULTING SERVICES

    From April 1999 through January 2000, as we developed our management team,
E. Kirk Shelton acted as our Chief Operating Officer on a consulting basis. For these services, we granted Mr. Shelton options to purchase our common stock. Prior to joining us as a consultant, Mr. Shelton was Vice Chairman and a director of Cendant Corporation from December 1997 through April 1998, and prior thereto, he was President and Chief Operating Officer of CUC International, Inc. from May 1991 through December 1997.

REGISTRATION RIGHTS

    We have granted registration rights to certain holders of our convertible preferred stock. See "Description of Capital Stock--Registration Rights."

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of March 8, 2000, as adjusted to reflect the sale of the shares of common stock offered hereby by:


    - each person or group of affiliated persons whom we know to beneficially own 5% or more of the common stock;

    -  each of our directors;

    -  each of our named executive officers; and

    -  all of our directors and executive officers as a group.

    Unless otherwise indicated, the address of each beneficial owner listed below is c/o LivePerson, Inc., 462 Seventh Avenue, 10th Floor, New York, New York 10018-7606.


    The following table gives effect to the shares of common stock issuable within 60 days of March 8, 2000 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.



                                        NUMBER OF SHARES              PERCENTAGE OF SHARES
                                       BENEFICIALLY OWNED            BENEFICIALLY OWNED(1)
                                           BEFORE THE       ----------------------------------------
HOLDERS                                   OFFERING(1)       BEFORE THE OFFERING   AFTER THE OFFERING
-------                                ------------------   -------------------   ------------------
5% STOCKHOLDERS
Highland Capital Partners IV.........       3,243,243                12.8%                11.1%
Limited Partnership and an
affiliated entity(2)
2 International Place
Boston, Massachusetts 02110

Dell USA, L.P........................       2,631,579                10.4%                 9.0%
c/o Dell Computer Corporation
One Dell Way
Round Rock, Texas 78682

Entities affiliated with FGII(3).....       2,494,193                 9.8%                 8.5%
20 Dayton Avenue
Greenwich, Connecticut 06830

Dawntreader Fund I LP(4).............       2,392,841                 9.4%                 8.2%
118 West 22nd Street, 11th Floor
New York, New York 10011

Allen & Company Incorporated(5)......       1,635,950                 6.4%                 5.5%
711 Fifth Avenue
New York, New York 10022

NBC Interactive Media, Inc...........       1,578,946                 6.2%                 5.4%
30 Rockefeller Plaza
New York, New York 10112

                                        NUMBER OF SHARES              PERCENTAGE OF SHARES
                                       BENEFICIALLY OWNED            BENEFICIALLY OWNED(1)
                                           BEFORE THE       ----------------------------------------
HOLDERS                                   OFFERING(1)       BEFORE THE OFFERING   AFTER THE OFFERING
-------                                ------------------   -------------------   ------------------
DIRECTORS AND EXECUTIVE OFFICERS
Robert P. LoCascio...................       6,835,713                27.0%                23.3%
Dean Margolis........................              --                   *                    *
Timothy E. Bixby(6)..................          50,625                   *                    *
Scott E. Cohen(7)....................         534,480                 2.1%                 1.8%
James L. Reagan......................              --                   *                    *
Wycliffe K. Grousbeck(2).............       3,243,243                12.8%                11.1%
Edward G. Sim(4).....................       2,392,841                 9.4%                 8.2%
Richard L. Fields(5).................       1,635,950                 6.4%                 5.5%
Kevin C. Lavan(8)....................          16,065                   *                    *

Directors and Executive Officers as
a Group (9 persons)(9)...............      14,708,917                56.3%                48.8%


--------------------------

*   Less than one percent.


(1) The table and related footnotes assume the automatic conversion of all of our outstanding shares of convertible preferred stock at a two-for-three ratio into common stock upon the closing of this offering and reflect a three-for-two stock split of shares of our common stock effected on March 8, 2000. Percentage of beneficial ownership prior to this offering is based on 25,323,804 shares of common stock outstanding at March 8, 2000. Percentage of beneficial ownership after this offering is based on 29,323,804 shares of common stock outstanding, which includes the foregoing plus 4,000,000 shares of common stock to be sold in this offering.



(2) Includes 3,113,513 shares of common stock owned by Highland Capital Partners IV Limited Partnership ("Highland Capital Partners IV") and 129,730 shares of common stock owned by Highland Entrepreneurs' Fund IV Limited Partnership ("Highland Entrepreneurs' Fund IV"). Mr. Grousbeck, a member of our board of directors, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV and is a managing member of Highland Entrepreneurs' Fund IV LLC, the general partner of Highland Entrepreneurs' Fund IV. Mr. Grousbeck may be deemed to have beneficial ownership of the shares owned by Highland Capital Partners IV and Highland Entrepreneurs' Fund IV and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest, if any.



(3) Includes 1,406,250 shares of common stock owned by FG-LP and 912,162 shares of common stock owned by FG-LPC. Also includes 175,781 shares of common stock issuable upon exercise of warrants owned by FG-LP. FGII is the general partner of both limited partnerships.



(4) Mr. Sim, a member of our board of directors, is a Managing Director of DT Advisors LLC, which is the general partner of Dawntreader Fund I LP.
    Mr. Sim may be deemed to have beneficial ownership of the shares owned by Dawntreader Fund I LP and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest, if any.



(5) Includes 195,313 shares of common stock issuable upon exercise of warrants. Mr. Fields is a Managing Director of Allen & Company Incorporated ("Allen & Company"). Mr. Fields does not exercise voting or investment power over, and disclaims beneficial ownership of, 1,119,177 shares and 148,426 shares issuable upon exercise of warrants which are held by Allen & Company, other of its officers and related persons. Allen & Company disclaims beneficial ownership of 503,137 shares and 58,594 shares issuable upon exercise of warrants which are beneficially owned by certain officers of Allen & Company and related persons.



(6) Consists of 50,625 shares of common stock issuable upon exercise of options exercisable within 60 days of March 8, 2000.



(7) Consists of 534,480 shares of common stock issuable upon exercise of options exercisable within 60 days of March 8, 2000.



(8) Consists of 16,065 shares of common stock issuable upon exercise of options exercisable within 60 days of March 8, 2000.



(9) Includes 601,170 shares of common stock issuable upon exercise of options exercisable within 60 days of March 8, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the closing of this offering are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.


    Upon the closing of our offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.


COMMON STOCK


    As of March 8, 2000, there were 7,361,531 shares of our common stock outstanding held of record by seven stockholders, without giving effect to the conversion of our convertible preferred stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


PREFERRED STOCK


    Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. Such issuance could also have the effect of delaying, deferring or preventing a change in control of our company. For more information, see "--Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws."


OPTIONS


    We have 10,000,000 shares of our common stock reserved for issuance, upon exercise of stock options, under our 2000 Stock Incentive Plan. As of March 8, 2000, there were outstanding options to purchase a total of 5,528,970 shares of common stock, of which options to purchase approximately 1,467,853 will be exercisable upon the closing of this offering. Because we intend to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into with the underwriters. For more information, see "Management--2000 Stock Incentive Plan" and "Shares Eligible for Future Sale." We also have 94,500 shares of our common stock reserved for issuance, upon exercise of an option granted to a client. For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."


REGISTRATION RIGHTS


    Pursuant to the terms of a registration rights agreement, beginning 180 days after the effective date of the Registration Statement of which this prospectus is a part, the holders of 25,824,772 shares of common stock and warrants to acquire common stock have the right to demand registration of their shares of common stock under the Securities Act of 1933. We are not required to effect more than two registrations pursuant to these demand registration rights (unless we are eligible to file a registration statement on Form S-3, in which case we may be required to effect up to three registrations). In addition, these holders are entitled, subject to limitations, to require us to register the common stock held by them when we register common stock for our own account or for the account of other stockholders. This type of registration right is known as a "piggyback" registration right. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by stockholders with registration rights to be included in a registration. Generally, we are required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any shares of common stock held by security holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.


LIMITATIONS ON LIABILITY

    Our amended and restated certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

    - for any breach of such person's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    - for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the Delaware General Corporation Law; and

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    Our amended and restated certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

    We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
    INCORPORATION AND BYLAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of a least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.


    STAGGERED BOARD. Our amended and restated certificate of incorporation provides for division of our board into three classes, with each class as nearly equal in number as possible. Each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year in the three-year period.


    BOARD OF DIRECTORS VACANCIES. Our amended and restated certificate of incorporation authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by this removal with its own nominees.


    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Our amended and restated bylaws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our president or at the request of two-thirds of the board of directors.



    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS' NOMINATIONS. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 70 calendar days after this anniversary, notice by the stockholder, to be timely, must be so received not more than 120 days prior to the annual meeting of stockholders nor later than the later of:



    -  90 days prior to the annual meeting of stockholders; and



    - the close of business on the 10th day following the date on which notice of the date of the meeting is made public.


    Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholders' notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.


    Our amended and restated certificate of incorporation requires the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, to repeal, alter, amend or rescind the provisions in our amended and restated certificate of incorporation relating to:



    -  directors;



    -  stockholder meetings;



    -  limitations on director liability;



    -  indemnification;



    -  amendment of our bylaws; or



    -  business combinations.

    Our amended and restated certificate of incorporation requires the affirmative vote as specified in the Delaware General Corporation Law to amend any other provision of our amended and restated certificate of incorporation.



    To repeal, alter, amend or rescind our amended and restated bylaws, our amended and restated certificate incorporation and our amended and restated bylaws require the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, or the affirmative vote of at least 66.67% of our Board of Directors.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since substantially all outstanding shares of our common stock (other than those shares offered in this offering) will not be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


    Upon the closing of this offering, we will have outstanding an aggregate of 29,323,804 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933 unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 25,323,804 shares of common stock held by existing stockholders are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, Rule 144(k) or 701 under the Securities Act of 1933, which rules are summarized below. The following table illustrates the shares eligible for sale in the public market:



NUMBER OF SHARES        DATE
----------------        ----
       4,000,000        After the date of this prospectus, freely tradable shares
                        sold in this offering and shares saleable under Rule 144(k)
                        that are not subject to the 180-day lock-up

              0         After 90 days from the date of this prospectus, shares
                        saleable under Rule 144 or Rule 701 that are not subject to the 180-day lock-up

      20,586,962        After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule
                        144 (subject, in some cases, to volume limitations), Rule
                        144(k) or Rule 701

       4,736,842        After 180 days from the date of this prospectus, restricted securities that are held for less than one year are not yet saleable under Rule 144


    LOCK-UP AGREEMENTS


    We expect that our directors, executive officers, and substantially all of our existing stockholders will sign lock-up agreements under which they will agree that, without the prior written consent of Chase Securities Inc. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:



    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or



    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.



    The restrictions described in the preceding paragraph do not apply to:



    - transfers to certain persons or entities of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, provided that the transferees agree in writing to be bound by the foregoing restrictions;



    - non-derivative sales in open market transactions of shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares; and



    - non-derivative sales in open market transactions of shares of our common stock reserved by the underwriters for, and sold at the initial public offering price to, our directors, employees other than executive officers, business associates, and their family members.


    RULE 144


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the number of shares of common stock then outstanding, which will equal approximately 293,238 shares immediately after the offering, and (ii) the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.


    RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise contractually restricted, "144(k)" shares may be sold immediately upon completion of this offering.

    RULE 701

    In general, under Rule 701 of the Securities Act of 1933 as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

    REGISTRATION RIGHTS


    After this offering, the holders of 25,824,772 shares of our common stock and warrants to acquire common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act of 1933. For more information, see "Description of Capital Stock--Registration Rights." After such registration, these shares of our common stock become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

    STOCK PLANS AND OTHER OPTIONS



    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 10,450,000 shares of common stock reserved for issuance under our
2000 Stock Incentive Plan and our Employee Stock Purchase Plan. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.



    As of March 8, 2000, options to purchase 5,528,970 shares of common stock were issued and outstanding under our 2000 Plan, of which 1,472,753 are exercisable within 60 days of March 8, 2000. Upon exercise, the shares underlying these options will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements. In addition, an option to purchase 94,500 shares of common stock was issued and outstanding outside of our 2000 Plan, which is currently fully vested and immediately exercisable; however the sale of the shares of common stock underlying this option is subject to restrictions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Compensation."

                                  UNDERWRITING


    Chase Securities Inc., Thomas Weisel Partners LLC and PaineWebber Incorporated are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from LivePerson the following respective number of shares of common stock:



                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Chase Securities Inc........................................
Thomas Weisel Partners LLC..................................
PaineWebber Incorporated....................................

                                                              ---------
  Total.....................................................  4,000,000
                                                              =========



    DISCOUNTS AND COMMISSIONS. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares.



    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions were determined through negotiations with the underwriters, and equal the public offering price per share of common stock, less the amount paid by the underwriters to us per share of common stock. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.


                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                                           WITHOUT OVER-          WITH OVER-
                                         ALLOTMENT EXERCISE   ALLOTMENT EXERCISE
                                         ------------------   ------------------
Per Share..............................        $                    $
Total..................................        $                    $


    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.


    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $           per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $           per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.


    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.



    DELIVERY OF SHARES. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.



    INDEMNIFICATION. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of these liabilities.



    LOCK-UP AGREEMENTS. We expect that we and our directors, executive officers and substantially all of our existing stockholders will agree that, without the prior written consent of Chase Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:


    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

    The restrictions described in this paragraph do not apply to:

    -  the sale of shares to the underwriters;

    - the issuance of shares of our common stock upon the exercise of an option or a warrant, or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

    -  the grant of additional options under our 2000 Plan and our ESPP;


    - transfers to certain persons or entities of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, provided that the transferees agree in writing to be bound by the foregoing restrictions;



    - non-derivative sales in open market transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering of the shares; and



    - non-derivative sales in open market transactions of shares of our common stock reserved by the underwriters for, and sold at the initial public offering price to, our directors, employees other than executive officers, business associates, and their family members.



    Without the prior written consent of Chase Securities Inc., any options granted outside of our 2000 Plan shall not be exercisable during this 180-day period. In addition, if Chase Securities Inc. agrees to release any of our stockholders (except any employee or consultant that is not one of our officers or directors) from the foregoing restrictions prior to the expiration of the 180-day period referred to above, with respect to all or a percentage of the shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock subject to the foregoing restrictions, then all of our other stockholders subject to the foregoing restrictions shall be released from such restrictions to the same extent and on the same terms and conditions.



    STABILIZATION. Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.



    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations, and our management. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.



    RESERVED SHARES. At our request, the underwriters have reserved up to 400,000 shares of common stock for sale at the initial public offering price to our directors, officers, employees, business associates, and their family members. The number of shares of common stock available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.



    UNDERWRITER'S BENEFICIAL OWNERSHIP. Chase Securities Inc. may be deemed to have beneficial ownership of an aggregate of 108,108 shares of our series C redeemable convertible preferred stock. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by an affiliate of Chase Securities Inc., owns 432,432 shares of series C redeemable convertible preferred stock. All shares of convertible preferred stock issued by us, including the series C redeemable convertible preferred stock, will automatically convert into shares of common stock upon completion of this offering, at a two-for-three ratio. Upon such conversion, Chase Securities Inc. may be deemed to have beneficial ownership of 0.6% of the shares of common stock outstanding.



    NEW UNDERWRITER. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager of 131 filed public offerings of equity securities, of which 99 have been completed, and has acted as a syndicate member in an additional 69 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. A partner of Brobeck, Phleger & Harrison LLP is the brother of our Chief Operating Officer. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell.

                                    EXPERTS


    The financial statements of LivePerson, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act of 1933 with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. To have a complete understanding of any such document, you should read the entire document filed as an exhibit.


    You may read and copy all or any portion of the registration statement or any other document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site at http://www.sec.gov.



    As a result of this offering, we will become subject to the Securities Exchange Act of 1934, as amended, and, in accordance with the requirements of this Act, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.



    We intend to furnish our stockholders with annual reports containing audited consolidated financial statements and make available quarterly reports for the first three quarters of each year containing unaudited consolidated financial information.

                                LIVEPERSON, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Independent Auditors' Report  ..............................    F-2

Balance Sheets as of December 31, 1998 and 1999  ...........    F-3

Statements of Operations for the years ended December 31,
  1997, 1998 and 1999  .....................................    F-4

Statements of Stockholders' Deficit for the years ended
  December 31, 1997, 1998 and 1999  ........................    F-5

Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999  .....................................    F-6

Notes to Financial Statements  .............................    F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of LivePerson, Inc.:



    We have audited the accompanying balance sheets of LivePerson, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LivePerson, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



                                          /s/KPMG LLP
                         -------------------------------------------------------



New York, New York
March 9, 2000

                                LIVEPERSON, INC.

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                                                 PRO FORMA
                                                                      DECEMBER 31,            (SEE NOTE 1(B))
                                                              -----------------------------    DECEMBER 31,
                                                                  1998            1999             1999
                                                              -------------   -------------   ---------------
                                                                                                (UNAUDITED)
                           ASSETS
Current assets:
    Cash and cash equivalents...............................      $107           $14,944          $32,844
    Accounts receivable, less allowance for doubtful
      accounts of $15, and $85, as of December 31, 1998 and
      1999 and $85 pro forma................................        10               465              465
    Prepaid expenses and other current assets...............        --               597              597
    Due from officer........................................        25                --               --
                                                                  ----           -------          -------
        Total current assets................................       142            16,006           33,906
Property and equipment, net.................................        --             2,457            2,457
Security deposits...........................................        --               487              487
Deferred offering costs.....................................        --               140              140
Deferred costs, net.........................................        --               199              199
                                                                  ----           -------          -------
        Total assets........................................      $142           $19,289          $37,189
                                                                  ====           =======          =======
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable........................................      $ 17           $ 1,776          $ 1,776
    Accrued expenses........................................        55               689              689
    Note payable............................................       100                --               --
    Deferred revenue........................................        --               161              161
                                                                  ----           -------          -------
        Total current liabilities...........................       172             2,626            2,626
                                                                  ----           -------          -------
Commitments and contingencies

Series C redeemable convertible preferred stock, $.001 par
  value; 5,132,433 shares authorized, issued and outstanding actual; no shares issued and outstanding pro forma, with
  an aggregate liquidation preference of $18,990............        --            18,990               --
Series D redeemable convertible preferred stock, $.001 par
  value; no shares authorized, issued and outstanding actual
  and pro forma.............................................        --                --               --

Stockholders' equity (deficit):
    Series A convertible preferred stock, $.001 par value;
      2,541,667 shares authorized, issued and outstanding
      actual; no shares issued and outstanding pro forma,
      with an aggregate liquidation preference of $3,000....        --                 3               --
    Series B convertible preferred stock $.001 par value;
      1,142,857 shares authorized, issued and outstanding
      actual; no shares issued and outstanding pro forma,
      with an aggregate liquidation preference of $1,600....        --                 1               --
    Common stock, $0.001 par value; 100,000,000 shares
      authorized; 7,092,000 shares issued and outstanding
      actual; 25,054,273 shares issued and outstanding pro
      forma.................................................         7                 7               25
    Additional paid-in capital..............................        19             5,928           42,804
    Deferred compensation...................................        --              (402)            (402)
    Accumulated deficit.....................................       (56)           (7,864)          (7,864)
                                                                  ----           -------          -------
        Total stockholders' equity (deficit)................       (30)           (2,327)          34,563
                                                                  ----           -------          -------
        Total liabilities and stockholders' equity
          (deficit).........................................      $142           $19,289          $37,189
                                                                  ====           =======          =======


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                LIVEPERSON, INC.

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                               YEAR ENDED DECEMBER 31,
                                                        -------------------------------------
                                                           1997         1998         1999
                                                        ----------   ----------   -----------
Revenue:
    Service revenue...................................  $       --   $        1   $       600
    Programming revenue...............................         245          378            39
                                                        ----------   ----------   -----------
        Total revenue.................................         245          379           639
                                                        ----------   ----------   -----------
Operating expenses:
    Cost of revenue...................................         121           70           856
    Product development...............................          --           93         1,637
    Sales and marketing...............................          --           33         3,987
    General and administrative........................         130          178         1,706
    Non-cash compensation.............................          --           25           734
                                                        ----------   ----------   -----------
        Total operating expenses......................         251          399         8,920
                                                        ----------   ----------   -----------
Loss from operations..................................          (6)         (20)       (8,281)
                                                        ----------   ----------   -----------
Other income (expense):
    Interest income...................................          --           --           474
    Interest expense..................................          --           --            (1)
                                                        ----------   ----------   -----------
        Total other income (expense), net.............          --           --           473
                                                        ----------   ----------   -----------
Net loss..............................................  $       (6)  $      (20)  $    (7,808)
                                                        ==========   ==========   ===========
Basic and diluted net loss per share..................  $     0.00   $     0.00   $     (1.10)
                                                        ==========   ==========   ===========
Weighted average shares outstanding used in basic and
  diluted net loss per share calculation..............   7,092,000    7,092,000     7,092,000
                                                        ==========   ==========   ===========
Pro forma basic and diluted net loss per share........                            $     (0.50)
                                                                                  ===========
Weighted average shares outstanding used in pro forma
  basic and diluted net loss per share calculation....                             15,465,304
                                                                                  ===========


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                LIVEPERSON, INC.
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                           SERIES A PREFERRED     SERIES B PREFERRED
                                                 STOCK                  STOCK               COMMON STOCK       ADDITIONAL
                                          --------------------   --------------------   --------------------    PAID-IN
                                           SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL
                                          ---------   --------   ---------   --------   ---------   --------   ----------
Balance at December 31, 1996............         --     $ --            --     $ --     7,092,000     $  7       $   (6)
Net loss................................         --       --            --       --            --       --           --
                                          ---------     ----     ---------     ----     ---------     ----       ------
Balance at December 31, 1997............         --       --            --       --     7,092,000        7           (6)
Issuance of stock options in lieu of
  payment for services..................         --       --            --       --            --       --           25
Net loss................................         --       --            --       --            --       --           --
                                          ---------     ----     ---------     ----     ---------     ----       ------
Balance at December 31, 1998............         --       --            --       --     7,092,000        7           19
Issuance of stock options in lieu of
  payment for services..................         --       --            --       --            --       --          474
Issuance of stock options to employees
  below fair market value...............         --       --            --       --            --       --          576
Amortization of deferred compensation...         --       --            --       --            --       --           --
Issuance of stock options to a client...         --       --            --       --            --       --          235
Issuance of Class A preferred stock and
  warrants..............................  2,416,667        3            --       --            --       --        2,899
Issuance of Class A preferred stock in
  lieu of payment for services..........     41,667       --            --       --            --       --           50
Conversion of note payable into shares
  of Class A preferred stock............     83,333       --            --       --            --       --          100
Issuance of Class B preferred stock and
  warrants, net of $15 issuance costs...         --       --     1,142,857        1            --       --        1,585
Offering costs in connection with Series
  C redeemable preferred stock..........         --       --            --       --            --       --          (10)
Net loss................................         --       --            --       --            --       --           --
                                          ---------     ----     ---------     ----     ---------     ----       ------
Balance at December 31, 1999............  2,541,667     $  3     1,142,857     $  1     7,092,000     $  7       $5,928
                                          =========     ====     =========     ====     =========     ====       ======


                                            DEFERRED     ACCUMULATED
                                          COMPENSATION     DEFICIT         TOTAL
                                          ------------   -----------   -------------
Balance at December 31, 1996............     $  --         $   (30)       $   (29)
Net loss................................        --              (6)            (6)
                                             -----         -------        -------
Balance at December 31, 1997............        --             (36)           (35)
Issuance of stock options in lieu of
  payment for services..................        --              --             25
Net loss................................        --             (20)           (20)
                                             -----         -------        -------
Balance at December 31, 1998............        --             (56)           (30)
Issuance of stock options in lieu of
  payment for services..................                        --            474
Issuance of stock options to employees
  below fair market value...............      (576)             --             --
Amortization of deferred compensation...       174              --            174
Issuance of stock options to a client...        --              --            235
Issuance of Class A preferred stock and
  warrants..............................        --              --          2,902
Issuance of Class A preferred stock in
  lieu of payment for services..........        --              --             50
Conversion of note payable into shares
  of Class A preferred stock............        --              --            100
Issuance of Class B preferred stock and
  warrants, net of $15 issuance costs...        --              --          1,586
Offering costs in connection with Series
  C redeemable preferred stock..........        --              --            (10)
Net loss................................        --          (7,808)        (7,808)
                                             -----         -------        -------
Balance at December 31, 1999............     $(402)        $(7,864)       $(2,327)
                                             =====         =======        =======


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                LIVEPERSON, INC.

                            STATEMENTS OF CASH FLOWS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Cash flows from operating activities:
    Net loss................................................   $   (6)    $ (20)    $(7,808)
    Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
        Non-cash compensation...............................       --        25         734
        Depreciation........................................       --        --          98
        Provision for doubtful accounts.....................       --        15          85
Changes in operating assets and liabilities:
    Accounts receivable.....................................      (17)       (8)       (540)
    Prepaid expenses and other current assets...............       --        --        (597)
    Security deposits.......................................       --        --        (487)
    Accounts payable........................................       40       (23)      1,759
    Accrued expenses........................................       25        30         634
    Deferred revenue........................................       --        --         161
                                                               ------     -----     -------
        Net cash provided by (used in) operating
        activities..........................................       42        19      (5,961)
                                                               ------     -----     -------

Cash flows from investing activities:
    Purchases of property and equipment.....................       --        --      (2,555)
                                                               ------     -----     -------
        Net cash used in investing activities...............       --        --      (2,555)
                                                               ------     -----     -------

Cash flows from financing activities:
    Net proceeds from issuance of Class A, B and C preferred
     stock and warrants.....................................       --        --      23,468
    Proceeds from issuance of note payable..................       --       100          --
    Due to (from) officer...................................      (34)      (22)         25
    Deferred offering costs.................................       --        --        (140)
                                                               ------     -----     -------
        Net cash provided by (used in) financing
        activities..........................................      (34)       78      23,353
                                                               ------     -----     -------
        Net increase in cash and cash equivalents...........        8        97      14,837
    Cash and cash equivalents at the beginning of the
     period.................................................        2        10         107
                                                               ------     -----     -------
    Cash and cash equivalents at the end of the period......   $   10     $ 107     $14,944
                                                               ======     =====     =======


Supplemental disclosure of non-cash information:

     The Company did not pay interest or income taxes for any period presented.

Non-cash financing activities:


     During the year ended December 31, 1999, the Company issued 83,333 shares of its Series A preferred stock at $1.20 per share in settlement of a $100 note payable. This transaction resulted in a non-cash financing activity of $100.


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                LIVEPERSON, INC.

                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    (A) SUMMARY OF OPERATIONS


    LivePerson, Inc. (the "Company" or "LivePerson"), was incorporated in the State of Delaware in 1995 under the name of Sybarite Interactive, Inc. The Company, which commenced operations in 1996, changed its name to Live Person, Inc. in January 1999 and to LivePerson, Inc. in March 2000. The Company offers the LivePerson service, which facilitates real-time sales and customer service for companies doing business on the Internet.


    The Company generates revenues from the sale of the LivePerson service. Prior to November 1998, when the LivePerson service was introduced, the Company provided services primarily related to Web-based community programming and media design.

    (B) INITIAL PUBLIC OFFERING AND PRO FORMA BALANCE SHEET--UNAUDITED

    In January 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of its common stock in connection with a proposed initial public offering ("IPO").


    If the IPO is consummated under the terms presently anticipated, upon the closing of the proposed IPO, each of the then outstanding shares of the Company's convertible preferred stock will automatically convert, at a two-for-three ratio, into 17,962,273 shares of common stock.



    The accompanying pro forma balance sheet as of December 31, 1999 gives effect to:



    - the issuance of 3,157,895 shares of Series D redeemable convertible preferred stock at $5.70 per share during January 2000 for net proceeds of approximately $17.9 million; and



    -  the automatic conversion of 2,541,667, 1,142,857, 5,132,433 and 3,157,895 shares of Series A, B, C and D convertible preferred stock, respectively, representing all outstanding shares of convertible preferred stock, into 17,962,273 shares of common stock upon the closing of this offering.



    (C) USE OF ESTIMATES


    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


    (D) CASH AND CASH EQUIVALENTS


    The Company considers all highly liquid securities, with original maturities of three months or less when acquired, to be cash equivalents.

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (E) PROPERTY AND EQUIPMENT


    Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years.


    (F) IMPAIRMENT OF LONG-LIVED ASSETS


    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has occurred.


    (G) INCOME TAXES


    Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.


    (H) REVENUE RECOGNITION


    Prior to November 1998, when the LivePerson service was introduced, the Company generated revenue from services primarily related to Web-based community programming and media design. Revenues from such services are recognized upon completion of the project provided that no significant Company obligations remain and collection of the resulting receivable is probable.

    During 1998, the Company began offering the LivePerson service. The LivePerson service facilitates real-time sales and customer service for companies doing business on the Internet. The Company charges an initial non-refundable set-up fee as well as a monthly fee for each operator access account ("seat") using the LivePerson service.


    The initial set-up fee principally represents customer service, training and other administrative costs related to the deployment of the LivePerson service. Such fees are recorded as deferred revenue and recognized over a period of 24 months, representing the Company's

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

current estimate of the expected term of a client relationship. This estimate may change in the future.



    The Company also records revenue based upon a monthly fee charged for each seat using the LivePerson service provided that no significant Company obligations remain and collection of the resulting receivable is probable. The Company recognizes monthly service revenue fees as services are provided. The Company's service agreements typically have no termination date and are terminable by either party upon 30 to 90 days' notice without penalty. The Company does not charge an additional set-up fee if an existing client adds more seats.



    (I) PRODUCT DEVELOPMENT COSTS



    The Company accounts for product development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Through December 31, 1999, all development costs have been charged to product development expense in the accompanying statements of operations.



    (J) ADVERTISING COSTS



    The Company expenses the cost of advertising and promoting its services as incurred. Such costs totaled approximately $0, $1 and $1,935 for the years ending December 31, 1997, 1998 and 1999, respectively.



    (K) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK



    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, accounts payable and note payable. At December 31, 1998 and 1999, the fair value of these instruments approximated their financial statement carrying amount because of the short-term maturity of these instruments. The Company has not experienced any significant credit loss to date. In 1997, two customers accounted for all of the Company's accounts receivable, and revenue from the Company's three largest customers accounted for 86% of the Company's revenue. Two customers accounted for 80% of the Company's accounts receivable in 1998. No single customer accounted for or exceeded 10% of either revenue or accounts receivable in 1999.



    (L) STOCK-BASED COMPENSATION


    The Company accounts for stock-based compensation arrangements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


    (M) BASIC AND DILUTED NET LOSS PER SHARE



    The Company calculates earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share", and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented.



    Diluted net loss per common share for the year ended December 31, 1998 and 1999, does not include the effects of options to purchase 197,100 and 3,612,345 shares of common stock, respectively, 0 and 718,749 common stock warrants, respectively, and 0 and 13,225,431 shares of Series A, Series B and Series C convertible preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive during each period. There were no dilutive securities outstanding in 1997.



    The pro forma net loss per share for the year ended December 31, 1999, is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the automatic conversion of all of our outstanding convertible preferred stock, totalling 13,225,431, as if such conversion occurred at the date of original issuance during 1999. The number of pro forma weighted average shares used in computing basic and diluted net loss per share is as follows:



Actual weighted average shares outstanding..................   7,092,000

Series A Convertible Preferred Stock........................   3,655,821

Series B Convertible Preferred Stock........................   1,089,628

Series C Convertible Preferred Stock........................   3,627,855
                                                              ----------

Weighted average shares outstanding used in pro forma basic
  and diluted net loss per share calculation................  15,465,304
                                                              ==========

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (N) STOCK SPLIT


    Effective January 20, 1999, the Company authorized and implemented a 10-for-1 stock split in the form of a common stock dividend. Accordingly, all share and per share information in the accompanying financial statements have been retroactively restated to reflect the effect of the stock split.


    Effective March 8, 2000, the Company authorized and implemented a 3-for-2 split of shares of the Company's common stock in the form of a common stock dividend. Accordingly, all common share and per common share information, warrants and options, in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split.



    (O) COMPREHENSIVE LOSS


    The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss for all periods presented.


    (P) SEGMENT REPORTING


    During 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS
No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.


    The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations and assets are based in the United States. No customer accounted for or exceeded more than 10% of revenues for the years ended December 31, 1998 and 1999.


    (R) RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 was adopted by the Company on January 1, 1999. As the Company had not capitalized such costs,

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the adoption of SOP 98-5 did not have an impact on the consolidated financial statements of the Company.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted SOP 98-1 in the first quarter of 1999, the effect of which did not have a material effect on the financial statements.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS
No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its financial statements.

(2) BALANCE SHEET COMPONENTS

    Property and equipment is stated at cost and is summarized as follows:


                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Computer equipment and software.............................     $2,367
Furniture and equipment.....................................        188
                                                                 ------
                                                                  2,555
Less accumulated depreciation...............................         98
                                                                 ------
    Total...................................................     $2,457
                                                                 ======


    Accrued expenses consists of the following:


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
Professional services and consulting fees...................    $ 55          $554
Sales commissions...........................................      --            68
Other.......................................................      --            67
                                                                ----          ----
    Total...................................................    $ 55          $689
                                                                ====          ====

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(2) BALANCE SHEET COMPONENTS (CONTINUED)

    Prepaid expenses and other current assets at December 31, 1999 principally included prepayments for various advertising and promotional activities.


(3) NOTE PAYABLE


    On December 17, 1998, the Company received a $100 loan from a venture capital firm bearing interest at 8% due on February 1, 1999. Interest expense on the note payable amounted to less than $1 for the year ended December 31, 1998. The loan was converted into 83,333 shares of Series A convertible preferred stock as part of the issuance of Series A preferred stock in January 1999 (see note 4).


(4) CAPITALIZATION


    The Company had 30,000,000 shares of common stock authorized and 9,000,000 shares of preferred stock authorized as of December 31, 1999. On January 27, 2000, the Company increased the number of its authorized shares of common stock to 35,000,000 and the number of its authorized shares of preferred stock to 12,274,852. On March 8, 2000, the Company increased the number of its authorized shares of common stock to 100,000,000.



    In January 1999, the Company completed a private placement of 2,500,000 shares of Series A Convertible Preferred Stock ("Series A") with 468,749 common stock warrants at an offering price of $1.20 per Series A share and $0.001 per warrant, on a pre-split basis. Total proceeds amounted to $2,902. The warrants are exercisable at a price of $2.40 per common share and have a term of 5 years. None of these warrants have been exercised. As part of the Series A private placement, a $100 note payable was converted into 83,333 shares of Series A preferred stock.



    In January 1999, the Company issued an additional 41,667 shares of Series A preferred stock to a financial advisor in exchange for services. The Company recorded compensation expense of $50 in connection with the issuance of the shares at $1.20 per share.



    In May 1999, the Company completed a private placement of 1,142,857 shares of Series B Convertible Preferred Stock ("Series B") with 250,000 common stock warrants at an offering price of $1.40 per Series B share and $0.001 per warrant, on a pre-split basis. The warrants are exercisable at a price of $1.60 per common share and have a term of 5 years. None of these warrants have been exercised. Total proceeds, net of offering costs of $15, amounted to $1,586.



    The managing underwriter of the Company's IPO can request the Company to accelerate the expiration of the Series A and Series B warrants to the day immediately preceding the date on which the Company's registration statement is declared effective by the SEC. The Company has been informed by the managing underwriter that it does not intend to do so.



    In July 1999, the Company completed a private placement of 5,132,433 shares of Series C Redeemable Convertible preferred stock ("Series C") at $3.70 per share. Total proceeds, net of offering costs of $10, amounted to $18,980. Such stock is redeemable at $3.70 per share at the

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(4) CAPITALIZATION (CONTINUED)
option of the holder. 33% of such shares are subject to mandatory redeemption beginning on July 19, 2004, an additional 17% on July 19, 2005 and the remaining 50% on July 19, 2006.


    In January 2000, LivePerson issued an aggregate of 3,157,895 shares of Series D Redeemable Convertible preferred stock ("Series D") at $5.70 per share. Total proceeds, net of offering costs of $100, amounted to $17,900.


    Each share of common stock and Series A, Series B, Series C and Series D preferred stock has one vote per share. In the event of any liquidation or winding up of the Company, holders of the Series A, Series B, Series C, and Series D preferred stock will be entitled, (ranking in preference among preferred stockholders in the reverse order of issuance), in preference to the holders of the common stock, to an amount equal to the applicable purchase price per share plus any accrued but unpaid dividends.


    If the IPO is consummated, upon the closing, 2,541,667, 1,142,857, 5,132,433 and 3,157,895 shares of Series A, Series B, Series C and Series D convertible preferred stock, respectively, representing all of the outstanding shares of the convertible preferred stock, shall automatically convert at a two-for-three ratio into 17,962,273 shares of common stock.


(5) STOCK OPTIONS


    During 1998, the Company established the Stock Option and Restricted Stock Purchase Plan (the "1998 Plan"). Under the 1998 Plan, the Board of Directors may issue incentive stock options or nonqualified stock options to purchase up to 5,850,000 common shares.

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(5) STOCK OPTIONS (CONTINUED)
    A summary of the Company's stock option activity and weighted average exercise prices is as follows:


                                                                             WEIGHTED
                                                                             AVERAGE
                                                               OPTIONS    EXERCISE PRICE
                                                              ---------   --------------
Options outstanding at December 31, 1997....................         --          --
Options granted.............................................    197,100       $0.67
Options cancelled...........................................         --          --
                                                              ---------       -----
Options outstanding at December 31, 1998....................    197,100       $0.67
Options granted.............................................  3,496,245       $1.37
Options cancelled...........................................    (81,000)      $0.94
                                                              ---------       -----
Options outstanding at December 31, 1999....................  3,612,345       $1.33
                                                              =========       =====

Options exercisable at December 31, 1998....................         --          --

Options exercisable at December 31, 1999....................    479,960       $1.09
                                                              =========       =====

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(5) STOCK OPTIONS (CONTINUED)


    The Company applies APB No. 25 and related interpretations in accounting for its stock option grants to employees. Accordingly, except as mentioned below, no compensation expense has been recognized relating to these stock option grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company's net loss for each year is presented below. The Company did not have any employee stock options outstanding prior to January 1, 1998.



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                           -------------------
                                                             1998       1999
                                                           --------   --------
Net loss:
    As reported..........................................   $  (20)   $ (7,808)
                                                            ======    ========
    Pro forma............................................   $  (28)   $(10,290)
                                                            ======    ========
Basic and diluted net loss per share:
    As reported..........................................   $ 0.00    $  (1.10)
                                                            ======    ========
    Pro forma............................................   $(0.01)   $  (1.45)
                                                            ======    ========



    The resulting effect on the pro forma net loss disclosed for the years ended December 31, 1998 and 1999 is not likely to be representative of the effects on the net loss on a pro forma basis in future years, because the pro forma results include the impact of only one period of grants and related vesting, while subsequent years will include additional grants and vesting.



    The per share weighted average fair value of stock options granted during 1998 and 1999, was $0.26 and $1.40, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998 and 1999: dividend yield of zero percent for both years, risk-free interest rates of 5.4 and 6.0%, respectively and expected life of 5 years for both years. As permitted under the provisions of SFAS No. 123 and based on the historical lack of a public market for the Company's stock, no factor for volatility has been reflected in the option pricing calculation. No employee stock options were granted in 1997.



    During December 1998, the Company granted options to purchase 93,750 shares of common stock at an exercise price of $0.67 per share, the then fair market value of the Company's common stock, to a consultant for services performed. These options are exercisable for a period of 5 years. The Company recorded an expense of $25 in connection with the issuance of the fully vested options using a Black-Scholes pricing model using a volatility factor of 40%.



    During April 1999, the Company granted options to purchase an aggregate of 64,260 shares of common stock at an exercise price of $0.67 per share, to four consultants for services performed. These options are exercisable for a period of 10 years. The Company recorded an

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(5) STOCK OPTIONS (CONTINUED)

expense of $29 in connection with the issuance of the fully vested options using a Black-Scholes pricing model using a volatility factor of 40% and a deemed fair value of $1.08 per share.



    During May 1999, the Company issued an option to purchase 94,500 shares of common stock at an exercise price of $1.60 per share to a client in connection with an agreement by the Company to provide services to the client for a two-year period. This option originally provided that it would vest in or before May 2001 if the client met certain defined revenue targets and was exercisable for a period of 3 years from the date of grant. The Company accounted for this option in accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Pursuant to EITF-96-18, the Company valued the option at each balance sheet date using a Black-Scholes pricing model using a volatility factor of 40%, a $1.60 per share exercise price and the then fair value of the Company's common stock as of each balance sheet date. The $235 value ascribed to the option reflects the market value at December 31, 1999 and has been recorded as deferred cost. This cost is being ratably amortized over the two-year contract period, as the Company believes that the achievement of the revenue targets is probable. The value ascribed to this option was adjusted at each balance sheet date to bring the total charge recognized and amortized up to the then current fair value. The Company has amortized $36 of the deferred costs as of December 31, 1999. In February 2000, the Company amended the option agreement with the client whereby the option became fully vested and immediately exercisable. However, the client is precluded from selling the underlying common stock until the earlier of five years or, if certain revenue targets are met, by May 19, 2001. The value of the option at the time the agreement was amended was $1.1 million which will be ratably amortized over the remaining service period of approximately 18 months.



    During June 1999, the Company granted options to purchase 150,000 shares of common stock to an advisor at an exercise price of $0.67 per share. These options are exercisable for a period of 10 years. The Company has recorded compensation expense of $83 using the Black-Scholes pricing model with a volatility factor of 40% and a deemed fair value of $0.84 per share.



    In December 1999, the Company recorded compensation expense of approximately $362 in connection with the options granted to an advisor to purchase 150,000 shares of common stock at an exercise price of $2.00 for services performed. These options are exercisable for a period of 10 years. The fair value of the options was determined using a Black-Scholes pricing model with a volatility factor of 40% and a deemed fair value of $3.33 per share.



    During 1999, the Company granted stock options to purchase 3,496,245 shares of common stock to employees at a weighted average exercise price of $1.37, certain of which were granted at less than the deemed fair value of the common stock at the date of grant. For the year ended December 31, 1999, the Company recorded deferred compensation of approximately $576 in connection with these options. This amount is presented as deferred compensation within the financial statements and will be amortized over the vesting period, typically three to four years, of the applicable options. The Company amortized $174 of deferred compensation for the year

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(5) STOCK OPTIONS (CONTINUED)

ended December 1999. The Company expects to amortize the following amounts of deferred compensation relating to options granted in 1999 as follows: 2000-$252; 2001-$98; 2002-$45; and 2003-$7.


    The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:


                                  OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------   ----------------------------
                                                          WEIGHTED
                                                          AVERAGE           WEIGHTED                       WEIGHTED
                                  NUMBER                 REMAINING          AVERAGE         NUMBER         AVERAGE
EXERCISE PRICE                  OUTSTANDING           CONTRACTUAL LIFE   EXERCISE PRICE   OUTSTANDING   EXERCISE PRICE
--------------          ---------------------------   ----------------   --------------   -----------   --------------
        $0.67                              197,100               7.43        $0.67              --             --



    The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:



                                  OPTIONS OUTSTANDING                                           OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------   -----------------------------
                                                          WEIGHTED
                                                          AVERAGE           WEIGHTED                        WEIGHTED
                                  NUMBER                 REMAINING           AVERAGE         NUMBER          AVERAGE
EXERCISE PRICE                  OUTSTANDING           CONTRACTUAL LIFE   EXERCISE PRICE    OUTSTANDING   EXERCISE PRICE
--------------          ---------------------------   ----------------   ---------------   -----------   ---------------
        $0.67                            1,241,010               8.95         $0.67          329,960          $0.67
        $0.80                              588,960               4.24         $0.80               --             --
        $1.60                               94,500               2.38         $1.60               --             --
        $2.00                            1,687,875               9.79         $2.00          150,000           2.00
                        ---------------------------                           -----          -------          -----
                                         3,612,345                            $1.33          479,960          $1.09
                        ===========================                           =====          =======          =====


(6) COMMITMENTS AND CONTINGENCIES

    LEASES


    The Company leases facilities and certain equipment under agreements accounted for as operating leases. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ending December 31, 1997, 1998 and 1999 were approximately $14, $26 and $311, respectively. One of the leases is with a related party and payments thereunder aggregated approximately $50 in 1999.

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) are as follows:


                                                              OPERATING
YEAR ENDING DECEMBER 31,                                       LEASES
------------------------                                      ---------
    2000....................................................   $1,084
    2001....................................................    1,014
    2002....................................................    1,034
    2003....................................................    1,054
    2004....................................................    1,094
    Thereafter..............................................    1,972
                                                               ------
        Total minimum lease payments........................   $7,252
                                                               ======



    In the first quarter of 2000, the Company entered into two additional leases for office space. The lease for the Company's San Francisco office space, entered into in February 2000, provides for annual aggregate payments of $275,000. The security deposit for this lease is approximately $300. In February 2000, the Company entered into a sublease for approximately 8,000 square feet in New York City expiring in September 2000, providing for annual aggregate payments of $238,000. In March 2000, the Company entered into a lease for an aggregate of approximately 83,500 square feet on two floors at a location in New York City. The lease with respect to one floor, consisting of approximately 40,500 square feet, commences in June 2000, at a rent of approximately
$1.4 million per year in the first three years, $1.5 million per year in years four through seven and $1.6 million per year in years eight through ten. The related security deposit is $2.0 million for the first three years, $1.3 million for years four through seven and $670,000 for years eight through ten. The other floor consists of approximately 43,000 square feet, and the lease term relating to that floor commences in August 2001, at a rent of approximately $1.5 million per year in the first three years, $1.6 million per year in years four through seven and $1.7 million per year in years eight through ten. The related security deposit is $2.2 million for the first three years, $1.5 million for years four through seven and $747,000 for years eight through ten. At our option, we may provide the security deposit by a letter of credit.


    EMPLOYMENT AGREEMENTS


    The Company has employment agreements with 5 senior employees which provide for severance benefits among other items. In the event these agreements are terminated, the Company may be liable for severance payments of up to $703 of salary payable during the year following termination.



(7) INCOME TAXES



    The Company has adopted the cash method of accounting for income tax purposes. There is no provision for federal, state or local income taxes for any periods presented, since the Company

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



(7) INCOME TAXES (CONTINUED)


has incurred losses since inception. At December 31, 1999, the Company had approximately $5.6 million of federal net operating loss carryforwards available to offset future taxable income. Such carryforwards expire in various years through 2019. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is not more likely than not that these assets will be realized. The tax effect of temporary differences that give rise to significant portions of federal deferred tax assets principally consists of the Company's net operating loss carryforwards.



    Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. The Company has not yet determined whether the IPO will result in an ownership change.



    The effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are presented below.



                                                               1998       1999
                                                             --------   --------
Deferred tax assets:
    Net operating loss carry forwards......................   $   --     $2,177
    Differences due to cash method vs. accrual method of
      Accounting...........................................       25        674
    Non-cash compensation..................................       --        290
                                                              ------     ------
        Gross deferred tax assets..........................       25      3,141
        Less: valuation allowance..........................      (20)    (3,132)
                                                              ------     ------
        Net deferred tax assets............................        5          9
Deferred tax liabilities:
    Plant and equipment, principally due to differences in
      depreciation.........................................       (5)        (9)
    Other..................................................       --         --
                                                              ------     ------
        Gross deferred tax liabilities.....................       (5)        (9)
                                                              ------     ------
                                                              $   --     $   --
                                                              ======     ======

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(8) VALUATION AND QUALIFYING ACCOUNTS


                                                              ADDITIONS
                                                   BALANCE     CHARGED                  BALANCE
                                                     AT       TO COSTS                   AT END
                                                  BEGINNING      AND      DEDUCTIONS/      OF
                                                  OF PERIOD   EXPENSES    WRITE-OFFS     PERIOD
                                                  ---------   ---------   -----------   --------
For the year ended December 31, 1997:
  Allowance for doubtful accounts...............    $ --        $ --         $ --         $ --
                                                    ====        ====         ====         ====
For the year ended December 31, 1998:
  Allowance for doubtful accounts...............    $ --        $ 15         $ --         $ 15
                                                    ====        ====         ====         ====
For the year ended December 31, 1999:
  Allowance for doubtful accounts...............    $ 15        $ 85         $(15)        $ 85
                                                    ====        ====         ====         ====



(9) SUBSEQUENT EVENTS--UNAUDITED



    Upon the closing of this offering, the Company intends to authorize the issuance of 5,000,000 shares of preferred stock.



    The Company intends to establish a successor to the 1998 Plan, the 2000 Stock Incentive Plan (the "2000 Plan"). Under the 2000 Plan, the options which had been outstanding under the 1998 Plan will be incorporated into the 2000 Plan and the Company will increase the number of options available under the plan by approximately 4,150,000 options effectively authorizing 10,000,000 options in the aggregate. These options will have 10 year terms.



    The Company intends to adopt the 2000 Employee Stock Purchase Plan with 450,000 shares of common stock initially reserved for issuance.



    For the period from January 1, 2000 through March 8, 2000, the Company granted stock options to purchase 2,105,250 shares of common stock, respectively, to employees at a weighted average exercise price of $3.81. The deemed fair value of the Company's common stock ranged from $3.33 to $13.00 per share during such period. For the period from January 1, 2000 through March 8, 2000, the Company recorded deferred compensation of approximately $13,134, in connection with the grant of certain options to employees, representing the difference between the deemed fair value of its common stock as of the date of grant for accounting purposes and the exercise price of the related options. This amount will be presented as deferred compensation in the financial statements and will be amortized over the vesting period, typically three to four years, of the applicable options. The Company expects to amortize the following amounts of deferred compensation relating to options granted from January 1, 2000 through March 8, 2000 as follows: 2000-$8,747; 2001-$2,604;
2002-$1,329; and 2003-$454. During the period from January 1, 2000 through
March 8, 2000, 93,750 stock options were exercised at an exercise price of $0.67 per share and 375 options were cancelled at an exercise price of $0.67 per share.

                                LIVEPERSON, INC.

                           DECEMBER 31, 1998 AND 1999



         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



(9) SUBSEQUENT EVENTS--UNAUDITED (CONTINUED)


    During the period from January 1, 2000 through March 8, 2000, 175,781 warrants to purchase common stock at an exercise price of $1.60 per share were exercised.

INSIDE BACK COVER



-Centered on the upper third of the page is the following bold, large size text:
"These are some of the sites experiencing the impact of [LivePerson logo]"



-The bottom half of the page contains the following client logos:



[ShopNow.com logo]                [Miadora logo]                [LookSmart logo]
[Intuit logo]                 [EarthLink logo]                 [ditech.com logo]
[nbd.com logo]      [Playboy.com logo]     [iQVC logo]     [ScreamingMedia logo]

                                4,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                               ------------------

                                   CHASE H&Q
                           THOMAS WEISEL PARTNERS LLC
                            PAINEWEBBER INCORPORATED

                             ---------------------

                                          , 2000

                            ------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNTIED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.


UNTIL            , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered.


                                                            AMOUNT TO BE PAID
                                                            -----------------
SEC registration fee......................................     $   18,216
NASD filing fee...........................................          7,400
Nasdaq National Market listing fee........................         95,000
Legal fees and expenses...................................        400,000
Accounting fees and expenses..............................        200,000
Printing and engraving expenses...........................        200,000
Blue Sky fees and expenses................................          5,000
Transfer agent and registrar fees and expenses............          5,000
Miscellaneous.............................................         69,384
                                                               ----------
    Total.................................................     $1,000,000
                                                               ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The registrant's amended and restated certificate of incorporation in effect as of the date hereof, and the registrant's amended and restated certificate of incorporation to be in effect upon the closing of this offering (the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for any breach of the director's duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall, to the fullest extent permitted by the DGCL, fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was, or has agreed to become, a director or officer of the registrant, or is or was serving at the request of the registrant as a director, officer or trustee of or, in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom.

    We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in the Certificate. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate or the aforementioned indemnification agreements. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    All information in this section relating to common stock, warrants and options reflects a three-for-two stock split of shares of the registrant's common stock effected on March 8, 2000. All information in this section relating to shares of convertible preferred stock reflects the actual shares issued, which will convert at a two-for-three ratio into shares of common stock upon the closing of this offering.


    In the preceding three years, the registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Act"):


    COMMON STOCK. In January 1999, in order to effect a 10-for-1 stock split, the registrant issued an aggregate of 6,382,800 shares of common stock, par value $0.001 per share ("Common Stock") to Robert P. LoCascio and Robert Olender, then the holders of Common Stock. On January 28, 2000, the registrant issued 93,750 shares of Common Stock to Silicon Alley Venture Partners, LLC pursuant to an option to purchase shares of Common Stock, at an aggregate price of $62,500. On February 29, 2000, the registrant issued 175,781 shares of Common Stock to Dawntrader Fund I LP pursuant to an exercise of a warrant to purchase shares of Common Stock, at an aggregate price of $281,250. All such issuances were made under the exemption from registration provided by Section 4(2) of the Act.



    CONVERTIBLE PREFERRED STOCK. The registrant issued an aggregate of 17,962,273 shares of convertible preferred stock, par value $0.001 per share, consisting of (i) 2,500,000 shares of series A convertible preferred stock in January 1999 at a purchase price per share of $1.20 for gross proceeds of $3,000,000 to Dawntreader Fund I LP, FG-LP, Sterling Payot Capital, LP, and SAVP Sidecar I LLC; (ii) 41,667 shares of series A convertible preferred stock in January 1999 in exchange for consulting services provided to the Registrant by Silicon Alley Venture Partners, LLC in the amount of $50,000; (iii) 1,142,857 shares of series B convertible preferred stock in May 1999 at a purchase price per share of $1.40 for gross proceeds of $1,600,000 to Allen & Company Incorporated, Alan Braverman, and Sculley Brothers LLC; (iv) 5,132,433 shares of series C redeemable convertible preferred stock in July 1999 at a purchase price per share of $3.70 for gross proceeds of $18,990,000 to Highland Capital Partners IV Limited Partnership, Highland Entrepreneurs' Fund IV Limited Partnership, FG-LPC, Dawntreader Fund I LP, Allen & Company Incorporated, The Goldman Sachs Group, Inc., Stone Street Fund 1999, L.P.,

Sterling Payot Capital, LP, SAVP Sidecar I-B, LLC, Silicon Alley Ventures, L.P., Hambrecht & Quist California, Hambrecht & Quist Employee Venture Fund, L.P. II, Access Technology Partners Brokers Fund, L.P., Access Technology Partners, L.P., Henry R. Kravis, Esther Dyson, and Mark Lipschultz; and (v) 3,157,895 shares of series D redeemable convertible preferred stock in January 2000 at a purchase price per share of $5.70 for gross proceeds of $18,000,000 to Dell USA, L.P., Austin I, LLC, Van Eyck Partners, LLC, Striped Marlin Investments, LLC, MSD
EC I, LLC, and NBC Interactive Media, Inc. A portion of the series A convertible preferred stock issued to FG-LP was issued in satisfaction of a promissory note made by the registrant in the amount of $100,000, plus interest. All such issuances were made under the exemption from registration provided under
Section 4(2) of the Act.



    WARRANTS. Since its inception, the registrant issued warrants exercisable for an aggregate of 718,749 shares of Common Stock consisting of (i) warrants issued in January 1999 exercisable for 468,749 shares of Common Stock, at a purchase price per warrant of $0.003, for gross proceeds of $1,562.50, to Dawntreader Fund I LP, FG-LP, Sterling Payot Capital, LP, and SAVP Sidecar I LLC, which are presently exercisable at an exercise price per share of $1.60 and which expire in January 2004; and (ii) warrants issued in May 1999 exercisable for 250,000 shares of Common Stock, at a purchase price per warrant of $0.003, for gross proceeds of $833, to Allen & Company Incorporated, Alan Braverman, and Sculley Brothers LLC, which are presently exercisable at an exercise price per share of $1.60 and which expire in May 2004. The expiration date of the warrants listed in (i) and (ii) may be accelerated in certain circumstances, if the managing underwriter of the registrant's initial public offering determines that the failure to accelerate the expiration or exercise of the warrants could adversely affect the offering; however, the registrant has been informed by Chase Securities Inc. that they do not intend to do so. All such issuances were made under the exemption from registration provided under Section 4(2) of the Act.



    OPTIONS. Of the options granted by the registrant pursuant to the registrant's 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan, successors to the registrant's 1998 Plan, options to purchase 81,000 shares of Common Stock were cancelled in 1999 and options to purchase a total of 5,528,970 shares of Common Stock at a weighted average exercise price of $2.28 per share remain outstanding at March 8, 2000. For a more detailed description of the registrant's option plans, see "Management--2000 Stock Incentive Plan" and "Management--2000 Employee Stock Purchase Plan." All such grants were made under the exemptions from registration provided under Rule 701 and Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement
  3.1**                 Third Amended and Restated Certificate of Incorporation
  3.2                   Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of this offering
  3.3**                 Bylaws
  3.4                   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
  3.5                   Certificate of Amendment to Third Amended and Restated
                        Certificate of Incorporation
  4.1*                  Specimen Common Stock certificate
  4.2                   Second Amended and Restated Registration Rights Agreement
  4.3                   See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for further
                        provisions defining the rights of holders of common stock of the registrant
  5.1                   Opinion of Brobeck, Phleger & Harrison LLP
 10.1**                 Employment Agreement between LivePerson, Inc. and Robert P.
                        LoCascio
 10.2                   Employment Agreement between LivePerson, Inc. and Dean
                        Margolis
 10.3**                 Employment Agreement between LivePerson, Inc. and Timothy E.
                        Bixby
 10.4**                 Employment Agreement between LivePerson, Inc. and Scott E.
                        Cohen
 10.5**                 Employment Agreement between LivePerson, Inc. and James L.
                        Reagan
 10.6*                  2000 Stock Incentive Plan
 10.7*                  2000 Employee Stock Purchase Plan
 10.8                   Agreement of Lease between Vornado 330 West 34th Street
                        L.L.C. as Landlord and LivePerson, Inc. as Tenant
 23.1                   Consent of KPMG LLP
 23.2                   Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1)
 24.1**                 Powers of Attorney (See Signature Page)
 27.1                   Financial Data Schedule


--------------------------

*   To be filed by amendment.


** Filed previously as an exhibit to the Registration Statement on Form S-1 filed on January 28, 2000.


ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 10th day of March, 2000.


                                                  LIVEPERSON, INC.

                                                  BY:  /S/ ROBERT P. LOCASCIO
                                                       ----------------------------------------------
                                                       Robert P. LoCascio
                                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                   SIGNATURE                                   TITLE(S)                    DATE
                   ---------                                   --------                    ----
                                                  President, Chief Executive Officer
             /s/ ROBERT P. LOCASCIO                 and Chairman of the Board of
     --------------------------------------         Directors (principal executive    March 10, 2000
               Robert P. LoCascio                   officer)

                                                  Executive Vice President, Chief
              /s/ TIMOTHY E. BIXBY                  Financial Officer, Secretary and
     --------------------------------------         Director (principal financial     March 10, 2000
                Timothy E. Bixby                    and accounting officer)

                       *                          Director
     --------------------------------------                                           March 10, 2000
               Richard L. Fields

                       *                          Director
     --------------------------------------                                           March 10, 2000
             Wycliffe K. Grousbeck

                       *                          Director
     --------------------------------------                                           March 10, 2000
                 Kevin C. Lavan

                       *                          Director
     --------------------------------------                                           March 10, 2000
                 Edward G. Sim



*By: /s/ TIMOTHY E. BIXBY
    ------------------------------
    Timothy E. Bixby
    ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement
  3.1**                 Third Amended and Restated Certificate of Incorporation
  3.2                   Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of this offering
  3.3**                 Bylaws
  3.4                   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
  3.5                   Certificate of Amendment to Third Amended and Restated
                        Certificate of Incorporation
  4.1*                  Specimen Common Stock certificate
  4.2                   Second Amended and Restated Registration Rights Agreement
  4.3                   See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for further
                        provisions defining the rights of holders of common stock of the registrant
  5.1                   Opinion of Brobeck, Phleger & Harrison LLP
 10.1**                 Employment Agreement between LivePerson, Inc. and Robert P.
                        LoCascio
 10.2                   Employment Agreement between LivePerson, Inc. and Dean
                        Margolis
 10.3**                 Employment Agreement between LivePerson, Inc. and Timothy E.
                        Bixby
 10.4**                 Employment Agreement between LivePerson, Inc. and Scott E.
                        Cohen
 10.5**                 Employment Agreement between LivePerson, Inc. and James L.
                        Reagan
 10.6*                  2000 Stock Incentive Plan
 10.7*                  2000 Employee Stock Purchase Plan
 10.8                   Agreement of Lease between Vornado 330 West 34th Street
                        L.L.C. as Landlord and LivePerson, Inc. as Tenant
 23.1                   Consent of KPMG LLP
 23.2                   Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1)
 24.1**                 Powers of Attorney (See Signature Page)
 27.1                   Financial Data Schedule


------------------------

*   To be filed by amendment.


** Filed previously as an exhibit to the Registration Statement on Form S-1 filed on January 28, 2000.